TBS INTERNATIONAL LIMITED & SUBSIDIARIES                       EXHIBIT 10.38

Date: as of January 16, 2008

BEDFORD MARITIME CORP.
BRIGHTON MARITIME CORP.
HARI MARITIME CORP.
PROSPECT NAVIGATION CORP.
HANCOCK NAVIGATION CORP
COLUMBUS MARITIME CORP.
and
WHITEHALL MARINE TRANSPORT CORP.
as joint and several Borrowers

TBS INTERNATIONAL LIMITED
as Guarantor

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN
as Lenders

DVB GROUP MERCHANT BANK (ASIA) LTD.
as Facility Agent and Security Trustee

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
as Payment Agent

DVB BANK AG
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
and
NATIXIS
as Swap Banks

MOUNT WASHINGTON LLC
as Arranger
_______________________________________________________

LOAN AGREEMENT
_______________________________________________________

relating to
a loan facility of up to the lesser of $75,000,000 and
59% of the aggregate Fair Market Value of the Ships

INDEX

Clause                                                                                                                                  Page

1        INTERPRETATION [INSERT PAGE NUMBER]
2        FACILITY [INSERT PAGE NUMBER]
3        DRAWDOWN [INSERT PAGE NUMBER]
4        INTEREST [INSERT PAGE NUMBER]
5        INTEREST PERIODS [INSERT PAGE NUMBER]
6        DEFAULT INTEREST [INSERT PAGE NUMBER]
7        REPAYMENT AND PREPAYMENT [INSERT PAGE NUMBER]
8        CONDITIONS PRECEDENT [INSERT PAGE NUMBER]
9        REPRESENTATIONS AND WARRANTIES [INSERT PAGE NUMBER]
10        COVENANTS [INSERT PAGE NUMBER]
11        PAYMENTS AND CALCULATIONS [INSERT PAGE NUMBER]
12        APPLICATION OF RECEIPTS [INSERT PAGE NUMBER]
13        EVENTS OF DEFAULT [INSERT PAGE NUMBER]
14        FEES AND EXPENSES [INSERT PAGE NUMBER]
15        INDEMNITIES [INSERT PAGE NUMBER]
16        NO SET-OFF OR TAX DEDUCTION [INSERT PAGE NUMBER]
17        ILLEGALITY, ETC [INSERT PAGE NUMBER]
18        ASSIGNMENTS AND PARTICIPATIONS; CHANGES IN LENDING OFFICE [INSERT PAGE NUMBER]
19        VARIATIONS AND WAIVERS [INSERT PAGE NUMBER]
20        NOTICES [INSERT PAGE NUMBER]
21        GUARANTY [INSERT PAGE NUMBER]
22        JOINT AND SEVERAL LIABILITY [INSERT PAGE NUMBER]
23        SUPPLEMENTAL [INSERT PAGE NUMBER]
24        THE FACILITY AGENT, THE PAYMENT AGENT AND THE SECURITY TRUSTEE [INSERT PAGE NUMBER]
25        LAW AND JURISDICTION [INSERT PAGE NUMBER]
26        WAIVER OF JURY TRIAL [INSERT PAGE NUMBER]
27        PATRIOT ACT; OFAC AND BANK SECRECY ACT [INSERT PAGE NUMBER]
28        POSITION OF THE LENDERS AND THE SWAP BANKS [INSERT PAGE NUMBER]

SCHEDULE 1                                           LENDERS AND COMMITMENTS
SCHEDULE 2                                           DRAWDOWN NOTICE
SCHEDULE 3                                           CONDITION PRECEDENT DOCUMENTS
SCHEDULE 4                                           FORM OF ASSIGNMENT AND ACCEPTANCE
SCHEDULE 4                                           FORM OF DELETION LETTER
SCHEDULE 5                                           FORM OF DELETION POWER OF ATTORNEY

APPENDIX A                                           FORM OF COMPLIANCE CERTIFICATE
APPENDIX B                                           FORM OF EARNINGS ASSIGNMENT
APPENDIX C                                           FORM OF INSURANCE ASSIGNMENT
APPENDIX D                                           FORM OF MANAGER’S UNDERTAKINGS
APPENDIX E                                           FORM OF MORTGAGE
APPENDIX F                                           FORM OF NOTE

THIS LOAN AGREEMENT (this Agreement) is made as of January 16, 2008

AMONG

(1)
BEDFORD MARITIME CORP., BRIGHTON MARITIME CORP., HARI MARITIME CORP., PROSPECT NAVIGATION CORP., HANCOCK NAVIGATION CORP., COLUMBUS MARITIME CORP. and WHITEHALL MARINE TRANSPORT CORP., each a corporation organized and existing under the law of the Republic of The Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”);

(2)	TBS INTERNATIONAL LIMITED, a company organized and existing under the law of Bermuda, as guarantor (the “Guarantor”);

(3)
THE BANKS AND FINANCIAL INSTITUTIONS NAMED ON SCHEDULE 1 HERETO, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Clause 18 hereof, the “Lenders”, and each separately a “Lender”);

(4)
DVB GROUP MERCHANT BANK (ASIA) LTD., acting through its office at 77 Robinson Road 30-02, Singapore, as facility agent (in such capacity, the “Facility Agent”) for the Lenders and as security trustee (in such capacity, the “Security Trustee”) for the Lenders and the Swap Banks;

(5)	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, acting through its office at Head Office, Building A3, Lower Baggot Street, Dublin 2, Ireland, as payment agent (the “Payment Agent”) for the Lenders;

(6)
DVB BANK AG, acting through its office at Friedrich-Ebert-Anlage 2-14, 600325 Frankfurt am Main, Federal Republic of Germany, THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, acting through its office at Head Office, Building A3, Lower Baggot Street, Dublin 2, Ireland, and NATIXIS, acting through its office at BP 4 - F-75060, Paris Cedex 02, France, as swap banks (each, a “Swap Bank” and together, the “Swap Banks”); and

(7)	MOUNT WASHINGTON LLC, c/o AER Holding N.V., Zeelandia Office Park, Kaya W.F.G. Mensing 14, Curacao, Netherlands Antilles, as arranger (the “Arranger”).

WHEREAS, the Lenders have agreed to make available to the Borrowers on the terms and conditions set forth herein a secured term loan facility in the aggregate amount of up the lesser of $75,000,000 and 59% of the aggregate Fair Market Value of the Ships to refinance such Ships and for general corporate purposes of the Borrowers and the Guarantor.

WHEREAS, the Borrowers shall enter into an interest rate hedging agreement with each of the Swap Banks on the 2002 ISDA (Multicurrency-Cross Border) form, as amended, to fix the interest rate under this Agreement and the Borrowers’ liabilities thereunder shall be secured with the Borrowers’ obligations under this Agreement and the other relevant Finance Documents; and

WHEREAS, at the request of the Borrowers, DVB Group Merchant Bank (Asia) Ltd., Singapore Branch, has agreed to serve as Facility Agent and Security Trustee, and The Governor and Company of the Bank of Ireland has agreed to serve as Payment Agent under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

1           INTERPRETATION

1.1           Definitions.  Subject to Clause 1.4, in this Agreement:

“Actual Drawdown Date” means, in respect of the Advance under this Agreement, the date on which the Advance is actually made;

“Advance” means the advance by the Lenders of the Loan to the Borrowers under this Agreement;

“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote 50% or more of the voting stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise;

“Approved Bareboat Flag” means, with respect to each Ship, temporary bareboat registration of such Ship in the name of the relevant Bareboat Charterer under Philippine flag;

“Approved Managers” means Roymar Ship Management, Inc., as technical manager, and TBS Shipping Services, Inc., as commercial manager, or such other manager(s) as may be approved from time to time in writing by the Facility Agent, such approval not to be unreasonably withheld, and in the singular means either of them;

“Approved Primary Flag” means, with respect to each Ship, registration of such Ship in the name of the relevant Borrower under Liberian flag or such other flag acceptable to the Majority Lenders;

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee of such Lender, and accepted by the Facility Agent, pursuant to Clause 18.2 hereof, in substantially the form of Schedule 4 hereto;

“Availability Period” means any Business Day from the Effective Date until January 30, 2008;

“Bareboat Charter” means, in respect of each Ship, the bareboat charter dated December 5, 2007 between the Borrower owning that Ship, as owner, and relevant Bareboat Charterer, as charterer;

“Bareboat Charterer” means:

(a)	Filscan, in respect of the APACHE MAIDEN;

(b)	Viking, in respect of the KICKAPOO BELLE;

(c)	Sea Star, in respect of the NAVAJO PRINCESS;

(d)	General Charterer, in respect of the INCA MAIDEN;

(e)	Viking, in respect of the KIOWA PRINCESS;

(f)	Intermodal, in respect of the SENECA MAIDEN; and

(g)	General Charterer, in respect of the CHEROKEE PRINCESS;

“Bareboat Registry” has the meaning assigned such term in Clause 10.4(a);

“Broker” means each of Simpson, Spence & Young (New York Office), R.S. Platou Shipbrokers A.S. and such other internationally recognized ship brokers as the Facility Agent may, with the consent of the Majority Lenders, approve from time to time in writing, such approval not to be unreasonably withheld;

“Business Day” means a day on which dealings are carried out in the London Interbank Market and which is also a day on which commercial banks are not authorized or required to close in New York, New York, Singapore, Dublin, Ireland, Frankfurt, Germany, or Paris France;

“Classification Society” means, in relation to a Ship, the American Bureau of Shipping, Det Norske Veritas, Lloyd’s Register, Bureau Veritas, Nippon Kaiji Kyokai, Germanischer Lloyd or such other first-class vessel classification society which is a member of IACS that the Facility Agent has, with the consent of the Majority Lenders, approved in writing, such approval not to be unreasonably withheld;

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is or is intended to be subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders and the Swap Banks, securing the obligations of the Borrowers under this Agreement or any other Finance Documents;

“Collateral Maintenance Ratio” has the meaning assigned such term in Clause 10.3;

“Commitment” means, at any time with respect to each Lender, the maximum sum to be advanced at such time by such Lender to the Borrowers pursuant to this Agreement, which sum as of the Effective Date shall be the amount set forth opposite such Lender’s name on Schedule 1 hereto, as such amount shall be reduced from time to time pursuant to this Agreement, and “Total Commitments” means the aggregate of the Commitments of all the Lenders;

“Compliance Certificate” means the certificate executed by the Guarantor’s chief financial officer or equivalent officer, in the form set out in Appendix A hereto;

“Confirmation”, in relation to any Designated Transaction, shall have the meaning assigned such term in the relevant Master Agreement;

“Contractual Currency” has the meaning given in Clause 15.5;

“Credit Parties” means the Lenders, the Security Trustee, the Facility Agent, the Payment Agent and the Swap Banks and in the singular means any of them;

“Deletion Letter” means, in respect of each Ship, a letter addressed to the Maritime Industry Authority of the Republic of the Philippines in the form set out in Schedule 5;

“Deletion Power of Attorney” means, in respect of each Ship, a Power of Attorney in the form set out in Schedule 6;

“Designated Transaction” means a Transaction which fulfills the following requirements:

(a)	it is entered into by the Borrowers and a Swap Bank pursuant to a Master Agreement;

(b)
its purpose is to hedge the Borrowers’ exposure under this Agreement to fluctuations in the interest rate arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)
the notional principal amount of such Transaction, together with all other continuing Designated Transactions, does not and in the future (taking into account the scheduled amortization thereof) will not exceed the aggregate amount of the Loan scheduled to be outstanding from time to time;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Notice” means a notice in the form set out in Schedule 2;

“Earnings” means, in respect of each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning the Ship and which arise out of the use or operation of the Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to the Borrower owning the Ship in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Assignment” means, in respect of each Ship, an assignment of the Earnings and any Requisition Compensation in the form set out in Appendix B;

“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto;

“Eligible Assignee” means:

(a)	any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

(b)
any commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (b);

(c)           the central bank of any country that is a member of the OECD;

(d)
any finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that (i) is not an Affiliate of any of the Obligors, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) has total assets in excess of $1,000,000,000; and

(e)
any other Person (other than an Affiliate of any of the Obligors) whose primary business is not owning, managing or chartering vessels approved by the Facility Agent and the Obligors and having assets in excess of $1,000,000,000, such approval not to be unreasonably withheld;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 13.1;

“Expected Drawdown Date” means, in relation to the Advance, the date requested by the Borrowers in the Drawdown Notice for the Advance to be made;

“Fair Market Value” means, in relation to each Ship, the market value of such Ship at any date that is shown by the average of two (2) valuations each prepared and addressed to the Facility Agent:

(a)	as at a date not more than 30 days prior to the date such valuation is delivered to the Facility Agent;

(b)	by a Broker;

(c)	with or without physical inspection of that Ship (as the Facility Agent may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements); and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale;

“Filscan” means Filscan Shipping, Inc., a corporation duly organized and validly existing under the laws of the Republic of the Philippines;

“Finance Documents” means:

(a)           this Agreement;

(b)           the Note;

(c)           the Earnings Assignment;

(d)           the Insurance Assignments;

(e)           the Mortgages;

(f)           the Master Agreements; and

(g)
any other document (whether creating a Security Interest or not) which is executed at any time by an Obligor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to or for the benefit of a Credit Party under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)           under any bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“General Charterer” means General Charterer Inc., a corporation duly organized and validly existing under the laws of the Republic of the Philippines;

“Guarantor Group” means any entity that is owned or controlled by the Guarantor;

“Insurances” means, in respect of each Ship:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her (except for any loss of hire insurance); and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Insurance Assignment” means, in respect of each Ship, an assignment of the Insurances in the form set out in Appendix C;

“Interest Period” means a period determined in accordance with Clause 5;

“Intermodal” means Intermodal Shipping Inc., a corporation duly organized and validly existing under the laws of the Republic of the Philippines;

“ISM Code” means in relation to its application to each Ship and its operation:

(a)
‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’ (including the guidelines on its implementation), adopted by the International Maritime Organization (“IMO”) as Resolution A.741(18) and Resolution A.913(22) (superseding Resolution A.788(19)) (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the IMO or any other entity with responsibility for implementing the ISM Code;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in respect of a Ship:

(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Facility Agent may require; and

(c)
any other documents which are prepared or which are otherwise relevant to establish and maintain such Ship’s compliance or the compliance of the relevant Borrower or relevant Approved Manager with the ISM Code which the Facility Agent may require;

“ISM Responsible Person” means, in respect of a Ship:

(a)
each and every person who has assumed responsibility for the operation of such Ship and has agreed to take over or is required to assume responsibility for the performance or observance of the duties and responsibilities imposed by the ISM Code; and

(b)
each and every person ashore who is a ‘designated person’ for the purposes of the ISM Code with direct access to the highest level of management of such Ship’s owner or operator and who, in that capacity, has under the ISM Code responsibility and authority which includes:

(i)	monitoring the safety and pollution prevention aspects of the operation of such Ship; and

(ii)	ensuring that adequate resources and shore-based support are supplied, as required, in each case, under the ISM Code;

“ISPS Code” means in relation to its application to a Borrower, the relevant Approved Manager, a Ship and its operation, the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the IMO adopted by a Diplomatic Conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended);

“ISPS Code Documentation” includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Facility Agent may require;

“LIBOR” means (a) the applicable Screen Rate or (b) if no Screen Rate is available for the relevant Interest Period the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, in the case of either (a) or (b) at or about 11 a.m. (London time) on the Quotation Date for the offering of deposits in the currency of the Loan for a period comparable to the relevant Interest Period, in each case for an amount approximately equal to the principal amount of the Advance to be outstanding during the applicable Interest Period;

“Loan” means the principal amount of the borrowing for the time being outstanding under this Agreement;

“Major Casualty” means, in respect of a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means, at any time, Lenders holding at least 66.67% of the then aggregate outstanding principal amount of the Loan or, if no such principal amount is then outstanding, Lenders having at least 66.67% of the aggregate amount of the Commitments then effect;

“Manager’s Undertaking” means, in respect of each Ship, the letter executed or to be executed by each Approved Manager in the form set out in Appendix D;

“Margin” means 2.50 percent per annum;

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System and any successor regulations thereto, as in effect from time to time;

“Master Agreement” means each master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) (as the same may be amended, supplemented or modified from time to time), made between the Borrowers and a Swap Bank and includes all Designated Transactions from time to time entered into thereunder and Confirmations from time to time exchanged under that master agreement;

“Maturity Date” means the fifth anniversary of the Actual Drawdown Date;

“Memorandum of Three Party Agreement” means, in respect of a Ship, the Memorandum of Three Party Agreement dated December 5, 2007 among the Borrower which owns such Ship, the Bareboat Charterer of such Ship and Pacific Rim, relating to the charter arrangements and bareboat registration arrangements of such Ship;

“Mortgage” means, in respect of each Ship, the first preferred Liberian ship mortgage on such Ship in the form set out in Appendix E;

“Negotiation Period” has the meaning given in Clause 4.4;

“Note” means a promissory note of the Borrowers, payable to the order of the Payment Agent, evidencing the aggregate indebtedness of the Borrowers under this Agreement, in the form set out in Appendix F hereto;

“Obligors” means the Borrowers and the Guarantor, and in the singular means any of them;

“Outstanding Indebtedness” means the aggregate of all sums of money at any time and form time to time owing by the Borrowers to the Lenders under or pursuant to this Agreement and the other Finance Documents (or any of them), including, without limitation, any amounts owed under Clause 15 of this Agreement;

“Pacific Rim” means Pacific Rim Shipping Corp., a corporation duly organized and validly existing under the laws of The Republic of the Marshall Islands;

“Payment Currency” has the meaning given in Clause 15.5;

“Pertinent Jurisdiction” means, in relation to a company:

(a)           the country under the laws of which the company is incorporated or formed;

(b)	a country in which the company’s central management and control is or has recently been exercised;

(c)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(d)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority;

(e)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above; and

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for the currency of the Loan, in which case the Quotation Date for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Ratable Portion” means, as to any Lender at any time, (a) with respect to any Advance, the percentage obtained by dividing such Lender’s Commitment in relation to such Advance by the Total Commitments in relation to such Advance, and (b) in all other cases, a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitments at such time, provided that if the Ratable Portion of any Lender is to be determined after the Total Commitments have been terminated, then the percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination;

“Reference Banks” means, for purposes of LIBOR, the reference banks chosen from time to time by the British Bankers’ Association;

“Register” has the meaning assigned such term in Clause 18.2(c);

“Relevant Interbank Market” mean the London interbank market;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Screen Rate” means, in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Majority Lenders;

“Sea Star” means Sea Star Shipping Corporation, a corporation duly organized and validly existing under the laws of the Republic of the Philippines;

“Secured Liabilities” means all liabilities which the Obligors or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar steps taken; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Facility Agent notifies the Borrowers that:

(a)	all amounts which have become due for payment by either Obligor under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	no Obligor has any future or contingent liability under any provision of any Finance Document; and

(d)
no Credit Party believes that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of an Obligor or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Ships” means the Liberian flag vessels APACHE MAIDEN, Official Number 12146, CHEROKEE PRINCESS, Official Number 12145, INCA MAIDEN, Official Number 12149, KICKAPOO BELLE, Official Number 12147, KIOWA PRINCESS, Official Number 12150, NAVAJO PRINCESS, Official Number 12148, and SENECA MAIDEN, Official Number 12151, and in the singular means any one of them;

“TBS Credit Facility” means the Credit Agreement dated July 31, 2006, as amended or supplemented from time to time, among the Guarantor and certain of its subsidiaries as borrowers, Bank of America, N.A., as Administrative Agent and a Lender, Citibank, N.A., as Syndication Agent and a Lender, Westlb AG New York Branch, as Documentation Agent and a Lender,  Keybank, N.A. as a Lender, LaSalle Bank, National Association, as a Lender, North Fork Business Capital Corporation, as a Lender, and Webster Bank National Association, as a Lender, upon the terms and conditions of which a $140.0 million credit facility was made available to the Guarantor and certain of its subsidiaries;

“TBS Credit Facility Financial Covenants” means the covenants stated in Section 7.13 of the TBS Credit Agreement;

“Total Loss” means, in respect of a Ship:

(a)	an actual, constructive, arranged, agreed or compromised total loss of such Ship;

(b)
any requisition (whether or not for title) of such Ship by or on behalf of any government or other authority (other than by way of requisition for hire for a fixed period not exceeding one year without any right to an extension);

(c)
the capture, seizure, arrest, detention, confiscation, expropriation or condemnation of such Ship (other than where the same amounts to requisition (whether or not for title) of such Ship) by any governmental authority, or by any person claiming to be or purporting to act on behalf of any governmental authority, unless such Ship is released and returned to the possession of her registered or demise owner within 12 months after the capture, seizure, arrest, detention, confiscation, expropriation or condemnation in question; or

(d)	assailing thievery or piracy of such Ship, which deprives the operator of the use of such Ship for a period of 90 days;

“Total Loss Date” means, in respect of a Ship:

(a)	in the case of an actual loss of such Ship on the actual date or at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of such Ship, on the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship;

(c)
in the case of an arranged, agreed or compromised total loss, on the date upon which a binding agreement as to such arranged, agreed or compromised total loss is entered into by the insurers of such Ship;

(d)
in the case of any requisition (whether or not for title) of such Ship by or on behalf of any government or other authority (other than by way of requisition for hire for a fixed period not exceeding one year without any right to an extension), on the date on which such requisition occurred;

(e)
in the case of the capture, seizure, arrest, detention, confiscation, expropriation or condemnation of such Ship (other than where the same amounts to requisition (whether or not for title) of such Ship) by any governmental authority, or by any person claiming to be or purporting to act on behalf of any governmental authority, which deprives the operator of the use of such Ship for more than 12 months, upon the expiry of the period of 12 months after the date upon which the capture, seizure, arrest, detention, confiscation, expropriation or condemnation of such Ship occurred;

(f)
in the case of assailing thievery or piracy of such Ship, which deprives the operator of the use of such Ship for a period of 90 days, upon the expiry of the period of 90 days after the date upon which the assailing thievery or piracy occurred; and

(g)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Majority Lenders that the event constituting the total loss occurred;

“Transaction” has the meaning assigned such term in the Master Agreements;

“Viking” means Viking International Carriers Inc., a corporation duly organized and validly existing under the laws of the Republic of the Philippines; and

“Westbrook” means Westbrook Holdings Ltd., a corporation duly organized and validly existing under the laws of The Republic of the Marshall Islands.

1.2           Construction of certain terms.  In this Agreement:

“approved” means, unless the context otherwise requires, approved in writing by the Facility Agent acting upon the instructions of the Majority Lenders;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;

“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“parent company” has the meaning given in Clause 1.4;

“person” includes natural persons, any company; any state, political sub-division of a state and local or municipal authority; and any international organization;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

1.3
Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last  Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) (the “parent company”) if:

(a)
a majority of the issued equity in S (or a majority of the issued equity in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5           General Interpretation.

(a)           Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(iii)           words denoting the singular number shall include the plural and vice versa; and

(iv)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears;

(b)
References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Facility Agent approves or reasonably requires; and

(c)           The clause headings shall not affect the interpretation of this Agreement.

2           FACILITY

2.1
Amount of facility.  Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrowers, on a joint and several basis, a loan facility of up to the lesser of $75,000,000 and 59% of the aggregate Fair Market Value of the Ships.

2.2
Lenders’ participations.  Subject to the other provisions of this Agreement, each Lender shall participate in the Advance in an amount equal to its Ratable Portion of the Advance as at the Actual Drawdown Date.

2.3	Purpose of Loan. The Borrowers undertake to use the Loan only for the purposes stated in the preamble to this Agreement.

3           DRAWDOWN

3.1
Request for the Advance.  Subject to the following conditions, the Borrowers may request the Advance to be made by delivering to the Facility Agent a completed Drawdown Notice not later than 11:00 a.m. (New York time) three (3) Business Days prior to the Expected Drawdown Date thereof.  The Facility Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)           the amount of and the Expected Drawdown Date for the Advance;

(b)           the amount of each Lender’s Ratable Portion of the Advance; and

(c)	the duration of the first Interest Period applicable to the Advance.

3.2           Conditions to availability.  The conditions referred to in Clause 3.1 are that:

(a)	the Expected Drawdown Date and Actual Drawdown Date must be a Business Day during the Availability Period;

(b)	there shall be no more than a single Advance and the Loan shall not exceed the lesser of $75,000,000 and 59% of the aggregate Fair Market Value of the Valuation Ships;

(c)	the outstanding principal amount of the Advances shall not exceed the Total Commitments; and

(d)	the applicable conditions precedent stated in Clause 8 hereof shall have been satisfied or waived as provided therein.

3.3
Drawdown Notice irrevocable.  A Drawdown Notice must be signed by an officer or duly authorized attorney-in-fact of each Borrowers; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Facility Agent, acting with the authority of the Majority Lenders.

3.4           Disbursement of an Advance.  Subject to the provisions of this Agreement:

(a)
Each Lender shall before 11:00 a.m. (New York City time) make its Ratable Portion of each Advance available to the Payment Agent, for the account of the Borrowers, on and with the value date of the Expected Drawdown Date for such Advance.  After the Payment Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Clause 8 hereof, the Payment Agent will make such funds available to the Borrowers by paying such funds to such account(s) which the Borrowers specify in the Drawdown Notice.  The payment by the Payment Agent under this Clause 3.4 to such account(s) shall constitute the making of an Advance to the Borrowers and the Borrowers shall thereupon become indebted, jointly and severally as principal and direct obligors, to each Lender in an amount equal to such Lender’s Ratable Portion of an Advance.

(b)
Unless the Payment Agent shall have received notice from a Lender prior to the relevant Expected Drawdown Date that such Lender will not make available to the Facility Agent such Lender’s Ratable Portion of an Advance, the Payment Agent may assume, or at its option request confirmation from such Lender, that such Lender has made its Ratable Portion available to the Payment Agent on such date in accordance with subsection (a) of this Clause 3.4 and the Payment Agent may in its sole discretion, in reliance upon such assumption or confirmation (as the case may be), make available to the Borrowers (by paying such funds to such account(s) which the Borrowers specify in the Drawdown Notice) on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Ratable Portion available to the Payment Agent, such Lender and the Borrowers (but without duplication) severally agree to repay to the Payment Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrowers by the Payment Agent until the date such amount is repaid to the Payment Agent, at the LIBOR rate for overnight or weekend deposits.  If such Lender shall pay to the Payment Agent such corresponding amount, such amount so paid shall constitute such Lender’s Ratable Portion of such Advance for purposes of this Agreement.  Nothing in this Clause 3.4(b) shall be deemed to relieve any Lender of its obligation to make Advances to the extent provided in this Agreement.

(c)
In the event that the Borrowers are required to repay all or a portion of an Advance pursuant to Clause 3.4(b), as between the Borrowers and the defaulting Lender, the liability for any breakage costs as described in Clause 17.2 shall be borne by the defaulting Lender, provided that if the defaulting Lender has not paid any such breakage costs upon demand by the Payment Agent therefor, the Borrowers shall pay such breakage costs upon demand by the Payment Agent and the Borrowers shall be entitled to recover from the defaulting Lender any such payment for breakage costs made by the Borrowers.

3.5
Notation of Advances on Note.  Each Advance made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Facility Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the Advance.

4           INTEREST

4.1
Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on the Loan or any part thereof in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.2
Payment of normal interest.  Subject to the provisions of this Agreement, interest on the Loan or any part thereof in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period, unless the Borrowers shall have selected a 6 or 12 month Interest Period, in which case interest on the Loan or any part thereof shall also be payable quarterly in arrears.

4.3
Payment of accrued interest.  In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of interest rate. The Facility Agent shall notify the Borrowers and each Lender of the rate of interest as soon as it is determined.

4.5	Notification of market disruption. The Facility Agent shall promptly notify the Borrowers if:

(a)	it is unable to determine LIBOR;

(b)
at least one (1) Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 50% of the Total Commitments notify the Facility Agent that LIBOR fixed by the Facility Agent would not accurately reflect the cost to those Lenders of funding their respective Ratable Portion (or any part of them) during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)
if for any reason a Lender (the “Affected Lender”) is unable to obtain Dollars in the London Interbank Market in order to fund all or any part of its Ratable Portion of the Advance during any Interest Period, stating the circumstances which have caused such notice to be given.

4.6	Suspension of drawdown. If the Facility Agent’s notice under Clause 4.5 is served before the Advance is made, then while the circumstances referred to in the Facility Agent’s notice continue:

(a)	in the case of Clause 4.5(a) or (b), each Lender’s obligation to make its Ratable Portion of the Advance; and

(b)	in the case of Clause 4.5(c), the Affected Lender’s obligation to make its Ratable Portion of the Advance,

shall be suspended while the circumstances referred to in the Facility Agent’s notice continue.

4.7
Negotiation of alternative rate of interest.  If the Facility Agent’s notice under Clause 4.5 is served after the Advance is made, the Borrowers, the Facility Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavors to agree, within the 30 days after the date on which the Facility Agent serves its notice under Clause 4.5 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for each Lender or (as the case may be) the Affected Lender to fund or continue to fund its Ratable Portion of the relevant Advance or Advances during the Interest Period concerned.

4.8
Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.9
Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Facility Agent shall set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Ratable Portion of the relevant Advance or Advances plus the applicable Margin; and the procedure provided for by this Clause 4.9 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Facility Agent.

4.10
Notice of prepayment.  If the Borrowers do not agree with an interest rate set by the Facility Agent under Clause 4.9, the Borrowers may give the Facility Agent not less than five (5) Business Days’ notice of their intention to prepay (without premium or penalty) the Advance at the end of the interest period set by the Facility Agent.

4.11
Prepayment; termination of Commitments.  A notice under Clause 4.10 shall be irrevocable.  The Facility Agent shall promptly notify the Lenders or (as the case may be) the Affected Lender of the Borrowers’ notice of intended prepayment and:

(a)
on the date on which the Facility Agent so notifies the Lenders or (as the case may be) the Affected Lender, the Total Commitments or (as the case may be) the Commitment of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Facility Agent, the Borrowers shall prepay (without premium or penalty) the Loan or (as the case may be) the Affected Lender’s Ratable Portion, together with accrued interest thereon at the applicable rate plus the Margin.

4.12	Application of prepayment. The relevant provisions of Clause 7 in respect of a voluntary prepayment shall apply in relation to the prepayment.

4.13
Designated Transactions.  The Borrowers shall enter into Designated Transactions with the Swap Banks in an aggregate notional principal amount of up to or equal to the aggregate principal amount of the Loan outstanding from time to time on such terms as the Swap Banks and the Borrowers shall agree.  The Borrowers hereby agree and undertake throughout the Security Period not to conclude Designated Transactions which would result, at any time during the Security Period, in the notional principal amount of all Designated Transactions then remaining exceeding the amount of the Loan.

5           INTEREST PERIODS

5.1	Duration of normal Interest Periods. Subject to Clause 5.2, each Interest Period in relation to the Outstanding Indebtedness shall be:

(a)
3, 6, 9 or 12 months, but no more than three one-month periods per year, as notified by the Borrowers to the Facility Agent not later than 11:00 a.m. (New York time) three (3) Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Facility Agent by the time specified in paragraph (a) above; or

(c)           such other period as the Majority Lenders may agree with the Borrowers.

5.2	Duration of Interest Periods overrunning Repayment Date. If the Borrowers have selected an Interest Period which would overrun a Repayment Date or Repayment Dates, then:

(a)	in the case of the final Repayment Date, the Interest Period shall end on the final Repayment Date; and

(b)           in the case of any other Repayment Date, the Loan shall be divided so that:

(i)
the amount of each repayment installment (or, as the case may be, the aggregate amount of installments payable on the same date pursuant to Clause 7.2) falling due before the end of the Interest Period selected shall have an Interest Period ending on the Repayment Date on which it falls (or, as the case may be, they fall) due; and

(ii)	the balance of the Loan from time to time outstanding during such Interest Period shall have an Interest Period ascertained in accordance with the provisions of Clause 5.1;

and for this purpose alone may there be Interest Periods of different lengths in relation to the Loan.

6           DEFAULT INTEREST

6.1
Payment of default interest on overdue amounts.  The Borrowers shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrowers under any Finance Document which the Facility Agent, the Security Trustee or a Lender, as the case may be, does not receive on or before the relevant date, that is:

(a)	the date on which a Finance Document provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 13.2, the date on which it became immediately due and payable.

6.2
Rate of default interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Facility Agent to be 2 percent plus the Margin plus LIBOR for a period of 1 month (determined by the Facility Agent on the first Business Day of each calendar month).

6.3
Notification of rates of default interest.  The Facility Agent shall promptly notify the Borrowers of each interest rate determined by the Facility Agent under Clause 6.2; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Facility Agent’s notification.

6.4	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on demand.

6.5	Compounding of default interest. Any such interest which is not paid on the date on which it is due for payment shall thereupon be compounded daily.

6.6
Application to Master Agreements.  For the avoidance of doubt, this Clause 6 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which Section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

7           REPAYMENT AND PREPAYMENT

7.1
Amount and dates of repayment installments.  The Borrowers shall repay the Loan in 20 consecutive quarterly installments of $4,892,000 each for installments 1 through 10, and $2,608,000 each for installments 11 through 20.

7.2
Repayment Dates.  The first repayment installment in respect of the Advance shall be made on the date falling three (3) months after the Actual Drawdown Date of the Advance.  Each subsequent repayment installment in respect of the Advance shall be repaid quarterly thereafter and the last repayment installment shall be repaid on the Maturity Date, together with all other sums then accrued or owing under any Finance Document.

7.3	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan.

7.4           Conditions for voluntary prepayment.  The conditions referred to in Clause 7.3 are:

(a)	that a partial prepayment shall be in an amount not less than $1,000,000 and increments of an integral multiple of $1,000,000;

(b)
that the Facility Agent has received from the Borrowers at least ten (10) Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)
the Borrowers have provided evidence satisfactory to the Facility Agent that any consent required by the Borrowers in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrowers has been complied with (which may be satisfied by the Borrowers certifying that no consents are required and that no regulations need to be complied with).

7.5
Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Facility Agent and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.6
Notification to Lenders of notice of prepayment.  The Facility Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 7.4(c).

7.7
Mandatory prepayment.  If a Ship is sold or becomes a Total Loss, the Borrowers shall prepay the Loan in an amount equal to the net sale or insurances proceeds (as the case may be) received for such Ship:

(a)	in the case of a sale, on the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)
in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

7.8           Amounts payable on prepayment.  A prepayment shall be made together with:

(a)	accrued interest (and any other amount payable under Clause 15.1 below or otherwise) in respect of the amount prepaid;

(b)	if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clause 15.2; and

(c)	but without premium or penalty except in the case of a voluntary prepayment, for which the Borrowers shall pay a prepayment penalty equal to:

(i)	1.0% of the amount prepaid if the voluntary prepayment is made prior to or the first anniversary of the Actual Drawdown Date; or

(ii)	0.5% of the amount prepaid if the voluntary prepayment is made after the first anniversary of the Actual Drawdown Date but prior to or on the second anniversary of the Actual Drawdown Date.

7.9
Application of prepayment.  Each prepayment shall be applied as required by Clause 12.1 hereof, provided that prepayments shall be applied to the remaining repayment installments of principal and interest in inverse order of maturity.

7.10           No reborrowing.  No amount repaid or prepaid may be reborrowed.

7.11
Unwinding of Designated Transactions.  On or prior to any repayment or prepayment under this Clause 7, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the aggregate notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization thereof) exceed the aggregate amount of the Loan scheduled to be outstanding from time to time hereunder.

7.12
Repayment of Swap Benefit.  If a Designated Transaction is terminated in circumstances where the Swap Banks would be obliged to pay an amount to the Borrowers under the Master Agreement, the Borrowers hereby agree that such payment shall be applied in prepayment of the Loan under Clause 7.9 and authorizes Swap Banks to pay such amount to the Payment Agent for such purpose.

8           CONDITIONS PRECEDENT

8.1	Documents, fees and no default. Each Lender’s obligation to make its Ratable Portion of the Advance is subject to the following conditions precedent:

(a)	that on or before the service of the Drawdown Notice, the Facility Agent shall have received:

(i)           this Agreement, duly executed by all parties hereto; and

(ii)
such documentation and other evidence as is reasonably requested by the Facility Agent, a Lender or a Swap Bank in order for each Lender or Swap Bank, as the case may be, to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Facility Agent, each of the Lenders and the Swap Banks to identify each of the Obligors in accordance with the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”);

(b)
that on or before the Expected Drawdown Date of the Advance, the Facility Agent shall have received (i) the documents described in Schedule 3, each to be in form and substance satisfactory to the Facility Agent and its lawyers, and (ii) payment of all accrued commitment fees and all other fees and expenses referred to in Clause 14 that are payable at that time;

(c)	that at the date of the Drawdown Notice, at the Expected Drawdown Date and at the Actual Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan or any part thereof;

(ii)
the representations and warranties in Clause 9 and those of any Obligor which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)
there has been no material adverse change in the financial condition, operations or business prospects of any of the Obligors since the date on the Obligors provided information concerning those topics to the Facility Agent and/or any Lender; and

(iv)	none of the circumstances contemplated by Clause 4.5 has occurred and is continuing;

(h)
that, if the Collateral Maintenance Ratio were applied immediately following the making of the Advance, the Borrowers would not be obliged to provide additional Collateral or prepay part of the Loan (and if the Borrowers would be so obliged the amount of the Advance shall be correspondingly reduced); and

(i)
that the Facility Agent shall have received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Facility Agent may reasonably request by notice to the Borrowers prior to the relevant Expected Drawdown Date.

8.2
Waiver of conditions precedent.  If the Facility Agent, acting upon the instructions of the Majority Lenders, permits the Loan to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within five (5) Business Days after the Actual Drawdown Date (or such longer period as the Facility Agent may specify).

9           REPRESENTATIONS AND WARRANTIES

9.1           General.  Each Obligor represents and warrants as follows.

9.2	Status. Each Obligor is:

(a)	duly formed and validly existing and in good standing under the law of its jurisdiction of formation; and

(b)
duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on its business, assets or financial condition or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.

and there are no proceedings or actions pending or contemplated by any Obligor, or to the knowledge of the Obligors contemplated by any third party, to dissolve, wind-up or terminate any Obligor.

9.3	Company power; consents. Each Obligor has the capacity and has taken all action, and no consent of any person is required, for:

(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(b)	it to execute the Bareboat Charter, Memorandum of Three Party Agreement and the Finance Documents to which it is or is to become a party;

(c)	it to borrow under this Agreement and for it to make all payments contemplated by, and to comply with, the obligations of the Finance Documents to which it is or is to become a party;

(d)	it to comply with its obligations under the under the Bareboat Charter and Memorandum of Three Party Agreement to which it is a party;

(e)	it to grant the liens granted by it pursuant to the Finance Documents to which it is a party;

(f)	the perfection or maintenance of the liens created by the Finance Documents (including the first priority nature thereof); and

(g)
the exercise by the Facility Agent, Security Trustee, any Swap Bank or any Lender of their rights under any of the Finance Documents or the remedies in respect of the Collateral pursuant to the Finance Documents;

except for consents which have been duly obtained, taken, given or made and are in full force and effect.

9.4	Consents not liable to revocation. Nothing has occurred which makes any of the consents referred to in Clause 9.3 liable to revocation, and each Obligor is in compliance with all applicable laws.

9.5	Legal validity; effective Security Interests.

(a)
Each Bareboat Charter and Finance Document to which each Obligor is a party do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents) constitute such Obligor’s legal, valid and binding obligations enforceable against it in accordance with their respective terms (subject, in the case of each Bareboat Charter, to the relevant Memorandum of Three Party Agreement); and

(b)
The Finance Documents to which each Obligor is a party do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents) create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.6
No conflicts; no liens.  The execution by each Obligor of each Finance Document and the respective Bareboat Charter and Memorandum of Three Party Agreement to which it is a party, the borrowing by the Borrowers of the Loan, the compliance by each Obligor with its obligations under the respective Bareboat Charter and Memorandum of Three Party Agreement and under each Finance Document to which it is a party, will not:

(a)
involve or lead to a contravention of (i) any law or regulation or order, writ, judgment, injunction, decree, determination or award applicable to such Obligor; (ii) the constitutional documents of such Obligor; or (iii) any contractual or other obligation or restriction which is binding on such Obligor or any of its assets; and

(b)	except for liens created by the Finance Documents, result in or require the creation or imposition of any lien upon or with respect to any of the properties of such Obligor.

9.7	Taxes.

(a)
All payments which an Obligor is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

(b)
Each Obligor has filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges (i) which are (x) not yet delinquent or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established and in a manner that does not involve any risk of sale, forfeiture, loss, confiscation or seizure of any of the Ships, or (ii) the non-payment of which could not reasonably be expect to have a material adverse effect on such Obligor.  The charges, accruals, and reserves on the books of each Obligor respecting taxes are adequate in accordance with applicable accounting principles and practices.

(c)
No material claim for any tax has been asserted against any of the Obligors or any of their Affiliates by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such Obligor or disclosed in the notes thereto, if any.

(d)
The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents, each Bareboat Charter, and the consummation of the transactions contemplated thereby, will not cause any of the Credit Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in New York, the Marshall Islands, Liberia, the Philippines or any Pertinent Jurisdiction.

(e)
No taxes are required by any governmental authority in New York, the Marshall Islands, Liberia, the Philippines or any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.

(f)
The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any Credit Party will not cause such Credit Party to be deemed to be resident, domiciled or carrying on business in or subject to taxation under any law or regulation of any governmental authority in the Marshall Islands, Liberia, the Philippines or any Pertinent Jurisdiction.

(g)
Other than the recording of each Mortgage in accordance with the laws of the relevant Approved Primary Flag and the filing of Uniform Commercial Code Financing Statements in Washington, D.C. in respect of certain of the Finance Documents, and fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.

9.8	No default. No Event of Default or Potential Event of Default has occurred and is continuing and there are no incipient or other defaults under any other agreements of any Obligor.

9.9
Information.  All financial and other information which has been provided in writing by or on behalf of each of the Obligors to any of the Credit Parties in connection with any Finance Document was true and accurate at the time it was given, there are no other facts or matters the omission of which would have made or make any such information false or misleading and there has been no material adverse change in the financial condition, operations or business prospects of any of the Obligors since the date on which such information was provided.

9.10
No litigation.  No legal or administrative action involving any Obligor (including any action relating to any alleged or actual breach of the ISM Code or ISPS Code or any Environmental Law) has been commenced or taken or, to any Obligor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the business, assets or financial condition of any Obligor or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.

9.11
ISM Code and ISPS Code compliance.  Each Borrower has obtained or will obtain or will cause the Approved Manager (technical) to obtain all necessary ISM Code Documentation in connection with the Ship owned by it and its operation and will be or will cause the Ship owned by it and the Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

9.12	Validity and completeness of each Bareboat Charter; delivery of each Ship under the relevant Bareboat Charter.

(a)
Each Borrower has entered into the Bareboat Charter to which it is a party, and to the best knowledge of such Borrower, each such Bareboat Charter is in full force and effect (subject to the delivery of the relevant Ship under the relevant Bareboat Charter and the relevant Memorandum of Three Party Agreement), and true and complete copies thereof, together with all agreements, instruments and other documents delivered in connection therewith and amendments thereto (including the relevant Memorandum of Three Party Agreement), have been furnished to the Facility Agent and the Lenders.

(b)
Subject to the terms of the relevant Memorandum of Three Party Agreement, each Bareboat Charter constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms.

(c)
Except for the relevant Memorandum of Three Party Agreement in respect of each Bareboat Charter, no amendments or additions to the Bareboat Charters have been or will be agreed nor have the parties thereto waived any of their respective rights thereunder save as notified to the Facility Agent in writing.

(d)
There is no default on the part of the relevant Borrower or, to the best knowledge of such Borrower, on the part of the relevant Bareboat Charterer with respect to the relevant Bareboat Charter, and there is no accrued right of any party thereto to terminate any Bareboat Charter.

(e)	Each Ship will on the Actual Drawdown Date be delivered by the relevant Borrower to and accepted by the relevant Bareboat Charterer under the relevant Bareboat Charter.

9.13	Intentionally omitted.

9.14.
Margin Stock.  None of the Obligors is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Loan will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

9.15.
Compliance with Environmental Law; Environmentally Sensitive Material.  Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Obligors or which may affect the legality, validity, binding effect or enforceability of the Finance Documents:

(a)
the operations and properties of each Obligor complies with all Environmental Law, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Obligors and each Obligor is in compliance in all material respects with all such Environmental Permits; and

(b)
none of the Obligors has been notified in writing by any person that it or any of its Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

9.16.
Subsidiaries; Ownership of Borrowers; Ownership of Westbrook.  None of the Borrowers has any subsidiaries.  All of the outstanding equity of the Borrowers has been validly issued, is fully paid, non-assessable and free and clear of all liens and is owned beneficially and of record by Westbrook.  All of the outstanding equity of Westbrook has been validly issued, is fully paid, non-assessable and free and clear of all liens and is owned beneficially and of record by the Guarantor.

9.17.
Investment Company, Holding Company, etc.  None of the Obligors is (i) an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an affiliate of a “holding company” or of a “subsidiary company” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company of 1935, as amended, or (iii) a “public utility” within the meaning of the Federal Power Act of 1920, as amended.

9.18.
Asset Control None of the Obligors is a “national” of any “designated foreign country”, within the meaning of the Foreign Assets Control Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or a “specially designated national” listed by the Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, or any regulations or rulings issued thereunder.  Neither the making of the Advance nor the use of the proceeds thereof nor the performance by the Obligors of their obligations under any of the Finance Documents to which it is a party violates any statute, regulation or executive order restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there.

9.19.	ERISA. None of the Obligors has ever established or maintained any employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended.

9.20.	Use of Proceeds. The Borrowers are using the proceeds of the Loan only for the purposes stated in the preamble to this Agreement.

9.21.	Ownership of the Ships. The Borrowers are or will be on the Actual Drawdown Date the sole owner of the whole of the Ships.

9.22	Place of Business. The chief place of business of each Obligor and the office where the records of each Obligor are kept is located at:

Commerce Building, One Chancery Lane
Hamilton HM 12, Bermuda

10           COVENANTS

10.1	Affirmative covenants. From the date of this Agreement and throughout the Security Period (unless otherwise specified):

(a)
each Obligor shall duly observe and perform its obligations under this Agreement, the other Finance Documents to which it is a party, and the Bareboat Charter and Memorandum of Three Party Agreement to which it is a party, and each Obligor shall promptly notify the Agent of (i) any material default by any party to the Bareboat Charter or Memorandum of Three Party Agreement to which it is a party, (ii) any material interruption in the performance of the Bareboat Charter to which it is a party, whether or not the same constitutes a default thereunder, and (iii) any significant damage or injury caused by or to a Ship;

(b)
each Obligor shall promptly inform the Facility Agent, upon becoming aware of the same, of the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation) which might adversely affect its ability to perform its obligations under this Agreement or any of the other Finance Documents to which it is a party or its respective Bareboat Charter and Memorandum of Three Party Agreement;

(c)	each Borrower shall be duly qualified and in goodstanding as a foreign maritime entity under the law of the Republic of Liberia for so long as the Ship owned by it is registered under Liberian flag;

(d)
each Obligor shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things, which may from time to time be necessary or required for the continued due performance of all their obligations under this Agreement and the other Finance Documents to which it is a party or its respective Bareboat Charter and Memorandum of Three Party Agreement, and shall deliver a copy of all such consents to the Facility Agent promptly upon its request;

(e)
each Obligor shall comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating to thereto, the failure to comply with which would be likely to have a material adverse effect on the business, assets or financial condition of such Obligor or affect the legality, validity, binding effect or enforceability of the Finance Documents to which such borrower is a party;

(f)
each Obligor shall keep proper books of record and account, in which full and materially correct entries shall be made of all financial transactions and the assets and business of such Obligor in accordance with accounting principles and practices acceptable to the Facility Agent, and the Facility Agent shall have the right to examine the books and records of the Obligors wherever the same may be kept from time to time as it sees fit, in its sole discretion, or to cause an examination to be made by a firm of accountants selected by it;

(g)	[intentionally omitted];

(h)	the Guarantor shall deliver to the Facility Agent:

(i)
its quarterly and annual financial statements and other reports of material events as soon as practicable but not later than 10 Business Days after the Guarantor files such financial statements on Forms 10-Q and 10-K and reports on Form 8-K with the United States Securities and Exchange Commission (but in no event later than: (1) 120 days after the end of its fiscal year with respect to its annual financial statements and (2) 90 days after the end of each fiscal quarter);

(ii)	together with its annual financial statements, reports of and/or updates on all off-balance sheet financings and time charter hire commitments of the Guarantor;

(iii)	together with its quarterly and annual financial statements, a Compliance Certificate; and

(iv)	such other financial statements, annual budgets, projections and reports as may be reasonably requested by the Facility Agent, each to be in such form as the Facility Agent may reasonably request;

(i)
each Obligor shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a lien or charge upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings or (ii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of such Obligor or to affect the legality, validity, binding effect or enforceability of the Finance Documents;

(j)
each Borrower shall permit any person designated by the Facility Agent for that purpose to visit and inspect the Ship owned by it, at the cost of the Borrowers, at such times and so often as the Facility Agent may reasonably require, provided that (i) any visitation and inspection shall be done without undue interference with the operation of the Ships, (ii) so long as no Event of Default has occurred and is continuing, the Facility Agent shall not exercise such visitation and inspection right more than one time per year for the Ship and (iii) the person designated by the Facility Agent to visit and inspect the Ship shall execute a release and waiver satisfactory in form and substance to such Borrower, the relevant Bareboat Charterer and the Facility Agent;

(k)
each Borrower shall procure that the Ship owned by it shall at all times be (i) kept in a good and safe condition and state of repair that is consistent with first-class ship ownership and management practice, (ii) in compliance with all laws and regulations applicable to vessels (A) registered under the law of the Approved Primary Flag and the Approved Bareboat Flag in which the Ship is registered and (B) trading to any jurisdiction to which the Ship may trade from time to time, (iii) managed by the Approved Managers in accordance with vessel management agreements acceptable to the Facility Agent, (iv) registered under the law of an Approved Primary Flag and, so long as such Ship is subject to the Bareboat Charter, registered under the law of the Approved Bareboat Flag, and (v) classed with the Classification Society in the highest classification and rating for vessels of the same age and type without any outstanding conditions or recommendations affecting class (other than those for which the time prescribed for curing the condition or recommendation has not passed);

(l)
each Borrower shall procure that the operator of the Ship owned by it will comply, in all material respects within the requisite applicable time limits for vessels of the same type, size, age and flag as the Ship, with the ISM Code and, in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter, (i) procure that the operator of its Ship holds a valid Document of Compliance and Safety Management Certificate, (ii) provide the Facility Agent with copies of any such Document of Compliance and Safety Management Certificate promptly following the issuance thereof and after every renewal and (iii) procure that there is kept, on board its Ship a copy of any such Document of Compliance and the original of any such Safety Management Certificate;

(m)	each Borrower shall procure that:

(i)	the Ship owned by it maintains for the duration of the Security Period a valid International Ship Security Certificate;

(ii)	its Ship’s security system and associated security equipment complies with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

(iii)	an approved ship security plan is in place;

(n)	each Obligor shall do or cause to be done all things necessary to preserve and keep its corporate existence in full force and effect and in goodstanding;

(o)	each Borrower shall maintain insurance on the Ship owned by it as required by the terms of the relevant Mortgage;

(p)
each Borrower shall maintain insurance on any of its properties other than the Ship owned by it, payable in United States Dollars, with responsible companies, in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which it operates, and as shall be satisfactory to the Majority Lenders;

(q)
except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Obligors or which may affect the legality, validity, binding effect or enforceability of the Finance Documents, each Obligor shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(r)	the Borrowers shall use the proceeds of the Loan solely for the purposes stated in the preamble to this Agreement;

(s)	each Obligor shall notify promptly the Facility Agent of any change in the location of its chief place(s) of business or the office(s) where it keeps records;

(t)
each Borrower shall furnish promptly to the Facility Agent each material amendment or other modification to the Bareboat Charter and Memorandum of Three Party Agreement in respect of the Ship owned by it;

(u)
each Obligor shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Credit Parties with respect thereto;

(v)
each Borrower shall cause all loans made by the Guarantor to it and all sums and other obligations (financial or otherwise) owed by it to the relevant Bareboat Charterer or the Approved Managers to be fully subordinated to all Secured Liabilities of such Borrower;

(w)
the Borrowers shall procure and deliver to the Facility Agent an annual written appraisal report and such other interim valuations as the Facility Agent may request, prepared by Broker, at the expense of the Borrowers, setting forth the Fair Market Value of the Ships;

(x)
the Guarantor shall be in compliance with the TBS Credit Facility Financial Covenants regardless of whether the TBS Credit Facility is in effect or not or whether the TBS Credit Facility Financial Covenants are in effect or not (in which case the TBS Credit Facility Financial Covenants shall apply in their last form before removal from the TBS Credit Facility), and shall evidence such compliance by means of delivery of a quarterly compliance certificate to the Facility Agent; and

(y)
from time to time, at its expense, each Obligor shall duly execute and deliver to the Facility Agent and the Security Trustee, such further documents and assurances as the Majority Lenders, the Facility Agent or the Security Trustee may request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.

10.2	Negative covenants. Without the prior written consent of the Majority Lenders, which consent shall not be unreasonably withheld:

(a)
none of the Borrowers will create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for (i) any Security Interest created by the Finance Documents to which it is a party, and (ii) any liens that arise by operation of law in the ordinary course of business, the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of such Borroweror to affect the legality, validity, binding effect or enforceability of the Finance Documents to which such Borrower is a party;

(b)
none of the Borrowers will sell, transfer or lease (except for its respective Bareboat Charter), all of or a substantial portion of its properties and assets, or enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), unless:

(i)	immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(ii)
with respect to any such sale, transfer, lease or disposition or transaction of merger or consolidation, the purchaser, transferee or surviving company (as the case may be) is reasonably acceptable to the Majority Lenders and assumes all obligations and liabilities (including, without limitation, any obligations or liabilities under the Finance Documents) of the seller, transferor or non-surviving entity (as the case may be), such assumption of obligations and liabilities to be in form and substance satisfactory to the Majority Lenders;

(c)
none of the Borrowers will enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to such person as would be obtainable by such person at the time in a comparable arm’s-length transaction with a person other than an Affiliate, provided that the foregoing shall not prohibit or prevent the pooling and sharing of Earnings by the Borrowers;

(d)	none of the Borrowers will change the nature of its business or commence any business otherwise than in connection with, or for the purpose of, operating the Ship owned by it;

(e)
none of the Borrowers will transfer or change or permit the transfer or change of the flag of the Ship owned by it from the Approved Primary Flag in which such Ship is registered on the Actual Drawdown Date (provided that each Ship may be bareboat registered under the Approved Bareboat Flag by the relevant Bareboat Charterer pursuant to the terms of the relevant Bareboat Charter), change the classification or the Classification Society of the Ship owned by it, or do or allow to be done anything as a result of which such registration or classification might be imperiled or cancelled;

(f)
none of the Borrowers will change or permit a change of the Approved Managers for the Ship owned by it or agree or consent to any material amendment or other modification of the terms of any of technical or commercial management agreements relating to the Ship owned by it, including any increase in the rate of compensation payable thereunder;

(g)
none of the Borrowers will permit any act, event or circumstance that would result in Westbrook holding directly less than 100% of such Borrower’s equity and the Guarantor will not permit any act, event or circumstance that would result in the Guarantor holding directly less than 100% of Westbrook;

(h)
none of the Borrowers will incur any Financial Indebtedness other than (i) the Loan, (ii) in the usual course of business, (iii) as permitted by the Finance Documents, and (iv) Financial Indebtedness that is fully subordinated to the Loan;

(i)
if an Event of Default shall have occurred and so long as such Event of Default shall be continuing, none of the Borrowers shall declare or pay any dividends or return any capital to any equity holder or authorize or make any other distribution, payment or delivery of property or cash to any equity holder as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any share of any class of its capital stock or other form of equity interest (or require any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans or set aside any funds for any of the foregoing purposes;

(j)
none of the Borrowers will increase its capital by way of the creation of preference securities, further common or ordinary securities or otherwise howsoever, or create any new class of equity; none of the Borrowers will permit any act, event or circumstance that would result in Westbrook owning beneficially and of record less than 100% of the equity of each of the Borrowers; and the Guarantor shall not sell, transfer, pledge, assign or otherwise convey or dispose of any of the share capital of Westbrook;

(k)	none of the Borrowers shall permit any material amendment of or other modification to the Bareboat Charter or Memorandum of Three Party Agreement to which it is a party;

(l)
none of the Borrowers will make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of stock or indebtedness, by loan, guarantee or otherwise;

(m)
none of the Borrowers will acquire any capital assets (including any vessel other than the Ship owned by it) by purchase, charter or otherwise; provided that for the avoidance of doubt nothing in this Clause 10.2(m) shall prevent or be deemed to prevent capital improvements being made to the Ship owned by it;

(n)
none of the Borrowers will enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any property, whether real or personal, and used and useful in its business, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose;

(o)
none of the Borrowers shall make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with accounting principles and practices acceptable to the Facility Agent;

(p)
none of the Obligors shall change the jurisdiction of its formation or amend its constitutional documents except in connection with a merger or consolidation that is not prohibited by the terms of Clause 10.2(b); or

(q)
none of the Borrowers shall permit the Ship owned by such Borrower to be employed by a person (other than an Affiliate) if the net time charter equivalent rate of such employment is less than $14,000 per day and the Ship is contracted for such employment for a period equal to or in excess of 18 months.

10.3           Collateral Maintenance Ratio.

(a)
If, at any time, the aggregate Fair Market Value of the Ships shall be less than 135% of the unpaid principal amount of the Loan (the “Collateral Maintenance Ratio”), the Facility Agent shall have the right to require the Borrowers, within 30 Business Days of the date of the written demand of the Facility Agent, to either (x) prepay the Loan in such amount as may be necessary to cause such aggregate Fair Market Value of the Ships to equal or exceed 135% of the unpaid principal amount of the Loan or (y) provide such additional Collateral as may be acceptable to the Facility Agent in its sole reasonable discretion so that aggregate Fair Market Value of the Ships and such additional Collateral equals or exceeds 135% of the unpaid principal amount of the Loan, and the Borrowers hereby agree to comply with any such written demand made by the Facility Agent.

(b)
Any prepayment made pursuant to this Clause 10.3 shall be applied to the remaining repayment installments of principal and interest in inverse order of maturity, may not be re-borrowed, and shall be subject to the requirements of Clause 7.8, provided that any prepayment made pursuant to this Clause 10.3 shall not be subject to a prepayment penalty under Clause 7.8(c).

10.4	Recognition by Philippine Maritime Industry Authority. Each Borrower shall with respect to the Ship owned by it:

(a)
cause a cautionary notice with respect to the existence of the Mortgage on such Ship to be filed on the Actual Drawdown Date, or as soon thereafter as is feasible, in the bareboat registry of the Philippine Maritime Industry Authority (the “Bareboat Registry”), such notice to be in form and substance acceptable to the Facility Agent; and

(b)
deliver to the Facility Agent as soon as possible, but in no event later than 60 days, following the Actual Drawdown Date, evidence acceptable to the Facility Agent that the Philippine Maritime Industry Authority has recognized the existence of the Mortgage with respect such Ship and that such Mortgage is governed by the law of the Republic of Liberia, and has duly noted the same in the Bareboat Registry.

10.5
Deletion from Philippine Bareboat Registry.  Unless the Facility Agent, acting upon the instruction of the Majority Lenders, shall otherwise agree, upon termination of a Bareboat Charter, the Borrower that owns the affected Ship shall:

(a)
cause the cancellation and deletion of such Ship from the Philippine flag, and the Facility Agent shall be entitled to do all such acts and things in the name of the Borrower that owns such Ship and the relevant Bareboat Charterer, or either of them, as may be required to effect such cancellation and deletion and to comply with any requirements of the Philippine Maritime Industry Authority for the purpose of ensuring that the registration of such Ship under Liberian law is valid in every respect; and

(b)	deliver or cause to be delivered to the Facility Agent or its designee the following documents, in each case in form and substance acceptable to the Facility Agent:

(i)	a certificate of deletion in respect of such Ship from the Philippine Maritime Industry Authority;

(ii)	the original Temporary Certificate of Vessel Registry issued for such Ship by the Philippine Maritime Industry Authority;

(iii)
the original of each certificate issued by any governmental entity of the Republic of the Philippines, including the certificate of the National Telecommunications Commission of the Republic of the Philippines on such Ship’s call sign and all SOLAS certificates;

(iv)	an original certificate issued the Bureau of Internal Revenue of the Republic of the Philippines that all applicable withholding taxes shall have been paid; and

(v)
such other documents and instruments as may be necessary or advisable to effect such cancellation and deletion and to comply with any requirements of the Philippine Maritime Industry Authority for the purpose of ensuring that the registration of such Ship under Liberian law is valid in every respect.

11           PAYMENTS AND CALCULATIONS

11.1	Currency and method of payments. All payments to be made by the Borrowers under the Finance Documents to which it is a party shall be made to the Payment Agent:

(a)           not later than 10:00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Facility Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)
at JP Morgan Chase Manhattan Bank, New York, ABA No. 021000021, SWIFT: CHASUS33, for credit to Bank of Ireland Global Markets (Account No. 0011015815), SWIFT: BIGTIE2D, Reference: Corporate Loans Administration – TBS Int., or to such other account with such other bank as the Payment Agent may from time to time notify to the Borrowers.

11.2	Payment on non-Business Day. If any payment by a Borrower under the Finance Documents to which it is a party would otherwise fall due on a day which is not a Business Day:

(a)           the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

11.3
Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

11.4           Distribution of payments to Credit Parties.  Subject to Clauses 11.5, 11.6 and 11.7:

(a)
any amount received by the Payment Agent under a Finance Document for distribution or remittance to a Credit Party shall be made available by the Payment Agent to that Credit Party by payment, with funds having the same value as the funds received, to such account as such Credit Party may have notified to the Payment Agent not less than five (5) Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

11.5
Permitted deductions by Payment Agent.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Payment Agent may, before making an amount available to a Credit Party, deduct and withhold from that amount any sum which is then due and payable to the Payment Agent from that Credit Party under any Finance Document or any sum which the Payment Agent is then entitled under any Finance Document to require that Lender to pay on demand.

11.6
Agent only obliged to pay when monies received.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Payment Agent shall not be obliged to make available to the Borrowers or any Credit Party any sum which the Payment Agent is expecting to receive for remittance or distribution to the Borrowers or that Credit Party until the Payment Agent has satisfied itself that it has received that sum.

11.7
Refund to Payment Agent of monies not received. Except as is otherwise provided in Clause 3.4(b) of this Agreement, if and to the extent that the Payment Agent makes available a sum to the Borrowers or a Credit Party, without first having received that sum, the Borrowers or (as the case may be) the Credit Party concerned shall, on demand:

(a)           refund the sum in full to the Agent; and

(b)
pay to the Payment Agent the amount (as certified by the Payment Agent) which will indemnify the Payment Agent against any funding or other loss, liability or expense incurred by the Payment Agent as a result of making the sum available before receiving it.

11.8
Payment Agent may assume receipt.  Clause 11.7 shall not affect any claim which the Payment Agent has under the law of restitution, and applies irrespective of whether the Payment Agent had any form of notice that it had not received the sum which it made available (except an express notice from a Lender that it will not fund its Ratable Portion of the Advance).

11.9
Credit Party accounts.  Each Credit Party (other than the Swap Banks) shall maintain accounts showing the amounts owing to it by the Borrowers under the Finance Documents and all payments in respect of those amounts made by the Borrowers.

11.10
Payment Agent’s memorandum account.  The Payment Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Payment Agent, the Security Trustee and each Lender from the Borrowers under the Finance Documents and all payments in respect of those amounts made by the Borrowers.

11.11
Accounts prima facie evidence.  If any accounts maintained under Clauses 12.9 and 12.10 show an amount to be owing by the Borrowers to a Credit Party, those accounts shall be prima facie evidence that that amount is owing to that Credit Party.

12           APPLICATION OF RECEIPTS

12.1
Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Payment Agent, the Facility Agent or the Security Trustee under or by virtue of any Finance Document shall be applied:

FIRST: in or towards the payment or reimbursement of any expenses or liabilities incurred by the Credit Parties in connection with the ascertainment, protection or enforcement of their respective rights and remedies hereunder and under the other Finance Documents, including without limitation any amounts due under Clause 15 hereof;

SECOND: in or towards payment of any accrued default interest due but unpaid under Clause 6;

THIRD: in or towards the payment of all accrued interest due but unpaid under Clause 4 and in payment of any amounts due and payable in respect of a scheduled payment date under any of the Master Agreements, on a pro rata basis;

FOURTH: in or towards payment of any principal due but unpaid under Clause 7 and in payment of any other amounts then due under the Master Agreements, on a pro rata basis;

FIFTH: in or towards payment of all other sums which may be owing to any Credit Party under this Agreement and the other Finance Documents (or any of them); and

SIXTH: any surplus shall be paid to the Borrowers or to whomsoever else may be entitled thereto.

12.2	Application of credit balances. A Lender may with seven (7) days prior notice or without prior notice if an Event of Default has occurred and is continuing:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office of such Lender in any country in or towards satisfaction of any sum then due from the Borrowers to such Lender under any of the Finance Documents; and

(b)           for that purpose:

(i)           break, or alter the maturity of, all or any part of a deposit of such Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which such Lender considers appropriate.

12.3
Existing rights unaffected.  A Lender shall not be obliged to exercise any of its rights under Clause 12.2; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which such Lender is entitled (whether under the general law or any document).

12.4
Payments in excess of ratable share.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) on account of its portion of the Loan and in excess of its ratable share of payments on account of the Loan obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in their respective portions of the Loan as shall be necessary to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 12.4 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  Notwithstanding the preceding sentences of this Clause 12.4, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under this Agreement or any other Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.  Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 12.4 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Facility Agent who shall give notice to the other Lenders.

13           EVENTS OF DEFAULT

13.1           Events of Default.  There shall be an Event of Default if:

(a)	any sum payable under this Agreement or any of the other Finance Documents is not paid when due or, only in the case of sums payable on demand, when first demanded; or

(b)
an Obligor or any other party (other than a Credit Party) commits any material breach of or fails to observe any of its material obligations, covenants or undertakings under this Agreement or any of the other Finance Documents, or an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred under any of the other Finance Documents, and such default continues unremedied for 10 Business Days after written notice from the Facility Agent requesting action to remedy the same; or

(c)
any Financial Indebtedness of an Obligor is not paid when due or, only in the case of sums payable on demand, when first demanded, and such default remains uncured for 30 days, except for any such Financial Indebtedness which is being contested by such Obligor in good faith and through appropriate proceedings; or

(d)
any representation or warranty made by an Obligor or any other party (other than a Credit Party) in or pursuant to this Agreement or any of the other Finance Documents or in a Bareboat Charter or Memorandum of Three Party Agreement shall prove to have been incorrect in any material respect when made or deemed made or confirmed;

(e)
any of the consents referred to in Clause 9.3 is modified in a manner unacceptable to the Majority Lenders or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(f)
an Obligor suspends payment of its debts or is unable or admits inability to pay its debts as they fall due or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against an Obligor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law of any relevant jurisdiction relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or an Obligor shall take any company action to authorize any of the actions set forth above in this Clause 13.1(f); or

(g)
the occurrence of any act, event or circumstance which results in the Guarantor owning, beneficially and of record, directly or indirectly, less than 100% of the issued and outstanding equity of Westbrook or Westbrook owning, beneficially and of record, directly or indirectly, less than 100% of the issued and outstanding equity of a Borrower; or

(h)	an Obligor ceases or threatens to cease to carry on its business; or

(i)
all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, an Obligor are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government; or

(j)
a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “arrest or attachment”) is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues (the “assets”) of an Obligor in relation to a claim by such creditor where such Obligor does not or does not procure that such arrest or attachment is lifted, released or expunged within 30 Business Days of such action being (A) instituted and (B) notified to the Obligor; or

(k)	a Ship becomes a Total Loss and insurance proceeds are not collected or received by the Security Trustee from the underwriters within 120 days of the Total Loss Date; or

(l)
in the reasonable determination of the Majority Lenders, it becomes impossible or unlawful for an Obligor or any other party thereto (other than a Credit Party) to fulfill any of the covenants and obligations required to be fulfilled as contained in any Finance Document or any of the instruments granting or creating rights in any of the Collateral in any material respect, or for a Credit Party to exercise any of the rights or remedies vested in it under any Finance Document, any of the Collateral or any of such instruments in any material respect;

(m)	there occurs, in the reasonable opinion of the Majority Lenders, a material adverse change in the financial condition of an Obligor; or

(n)	any other event occurs or circumstance arises which, in the reasonable opinion of the Majority Lenders, is likely materially and adversely to affect:

(i)
the ability of an Obligor or any other party (other than a Credit Party) to perform all or any of its respective obligations under or otherwise to comply with the terms of this Agreement or any of the other Finance Documents to which it is a party; or

(ii)           the security created by any of the Finance Documents; or

(o)
any party to a Bareboat Charter or a Memorandum of Three Party Agreement commits any material breach of or fails to observe any of its material obligations, covenants or undertakings under such Bareboat Charter or Memorandum of Three Party Agreement, or an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred under such Bareboat Charter or Memorandum of Three Party Agreement; or

(p)	the results of any inspection of a Ship are deemed unsatisfactory by the Facility Agent in its sole, reasonable discretion; or

(q)	the Guarantor fails to comply with the TBS Credit Facility Financial Covenants; or

(r)
an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred under any contract or agreement (other than the Finance Documents) to which an Obligor is a party.

13.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Facility Agent may:

(a)	serve on the Borrowers a notice stating that all obligations of the Lenders to the Borrowers under this Agreement are terminated; and/or

(b)
serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; provided that in the case of an Event of Default under any of Clauses 13.1 (f), the Loan and all accrued interest and other amounts accrued or owing hereunder shall be deemed immediately due and payable without notice or demand therefor; and/or

(c)	change the Approved Managers; and/or

(d)
take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, a Credit Party is entitled to take under any Finance Document or any applicable law.

13.3	Termination of obligations. On the service of a notice under paragraph (a) of Clause 13.2, all the obligations of the Lenders to the Borrowers under this Agreement shall terminate.

13.4
Acceleration of Loan.  On the service of a notice under paragraph (b) of Clause 13.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand, and the Security Trustee shall forthwith be entitled to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.

13.5
Multiple notices; action without notice.  The Facility Agent may serve notices under paragraphs (a) and (b) of Clause 13.2 simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

14           FEES AND EXPENSES

14.1           Fees.  The Borrowers shall pay:

(a)
to the Facility Agent, a Facility Agent’s fee of $7,500 per annum, which shall be non-refundable and payable upon the execution of this Agreement and annually upon the anniversary of the execution of this Agreement;

(b)
to the Security Trustee, a Security Trustee’s fee of $7,500 per annum, which shall be non-refundable and payable upon the execution of this Agreement and annually upon the anniversary of the execution of this Agreement;

(c)
to the Payment Agent, a Payment Agent’s fee of $10,000 per annum, which shall be non-refundable and payable upon the execution of this Agreement and annually upon the anniversary of the execution of this Agreement; and

(d)
to each Lender, a commitment fee equal to 0.75% per annum of the undrawn portion of the Commitment, payable monthly in arrears during the period from (and including) the date of execution of this Agreement to the Actual Drawdown Date.

14.2
Costs of negotiation, preparation etc.  The Borrowers shall pay to the Facility Agent on its demand the amount of all expenses incurred by the Facility Agent or any other Credit Party in connection with the negotiation, preparation, execution, registration or enforcement of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of the Facility Agent’s legal counsel and any local counsel retained by them.

14.3
Costs of variations, amendments, enforcement etc.  The Borrowers shall pay to the Facility Agent, on the Facility Agent’s demand, the amount of all expenses incurred by the Facility Agent in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by any Credit Party under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of or any other matter relating to the Collateral; or

(d)	any step taken by a Credit Party with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses as may be incurred by such Credit Party.

14.4
Documentary taxes.  The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on demand, fully indemnify any Credit Party against any liabilities and expenses resulting from any failure or delay by the Borrowers to pay such a tax.

15           INDEMNITIES

15.1
Indemnities regarding borrowing and repayment of Loan.  The Borrowers shall fully indemnify a Credit Party on such Credit Party’s first demand in respect of all reasonable expenses, liabilities and losses which are incurred by such Credit Party, or which such Credit Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Advance not being borrowed on the Expected Drawdown Date specified in the Drawdown Notice for any reason other than a default by the affected Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 13;

and in respect of any tax (other than tax on its overall net income imposed by a taxing jurisdiction in which such Credit Party is organized, holds or books the Loan or has a principal place of business) for which such Credit Party is liable in any jurisdiction directly in connection with any amount paid or payable to such Credit Party under any Finance Document.

15.2	Breakage costs. Without limiting its generality, Clause 15.1 covers any liability, expense or loss incurred by a Credit Party:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of such Credit Party) to hedge any exposure arising under this Agreement or that part which such Credit Party determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

It is understood and agreed that unless an Event of Default has occurred and is continuing any gain realized by a Credit Party under Clause 15.2(b) shall be for credit against the amount then due from the Borrowers to such Credit Party.

15.3
Miscellaneous indemnities.  The Borrowers shall fully indemnify each Credit Party in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, such Credit Party, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by such Credit Party or by any receiver appointed under a Finance Document;

(b)
any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or willful misconduct of such Credit Party’s own officers or employees.

15.4
Other indemnities.  The Borrowers further agree to fully indemnify each Credit Party on any such Credit Party’s first demand in respect of all reasonable expenses, liabilities and losses which are incurred by such Credit Party, or which such Credit Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Finance Documents and any other document to be delivered hereunder.

15.5
Currency indemnity.  If any sum due from a Borrower to any of the Credit Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers, whether in its liquidation, any arrangement involving it or otherwise; or

(b)           obtaining an order or judgment from any court or other tribunal; or

(c)           enforcing any such order or judgment;

the Borrowers shall indemnify such Credit Party against the loss arising when the amount of the payment actually received by such Credit Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 15.5, the “available rate of exchange” means the rate at which the Credit Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 15.5 creates a separate liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

15.6
Increased costs.  If a Lender reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental or monetary authority in regard to capital adequacy (whether or not having the force of law) including, without limitation, any guideline contemplated by the report dated July 1988 entitled “International Convergence of Capital Management and Capital Standards” issued by the Bank Committee on Banking Regulations and Supervisory Practices, in any case in which such law, regulation, guideline or request became effective or was made after the date hereof, has or would have the effect of reducing the rate of return on the capital of, or maintained by, such Lender or any corporation controlling such Lender as a consequence of such Lender making its Ratable Portion of the Advance or Commitment hereunder and other commitments of this type, by increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, to a level below that which such Lender or any corporation controlling such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into account such Lender’s or such corporation’s policies with respect to capital adequacy) then the Borrowers shall, from time to time, pay such Lender, upon demand by such Lender made within 60 days after the first date on which such Lender has actual knowledge that it is entitled to make demand for payment under this Clause 15.6 of such reduction in return, such additional amount as may be specified by such Lender as being sufficient to compensate such Lender for such reduction in return, to the extent that such Lender reasonably determines such reduction to be attributable to the existence of such Lender’s commitment to lend hereunder; provided that if such Lender fails to so notify the Borrowers within such 60-day period, such amounts shall commence accruing on such later date on which such Lender notifies the Borrowers.  A certificate as to such amounts submitted to the Borrowers by a Lender shall be conclusive and binding for all purposes, absent manifest error.

16           NO SET-OFF OR TAX DEDUCTION

16.1	No deductions. All amounts due from the Obligors under a Finance Document shall be paid:

(a)           without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

16.2	Grossing-up for taxes. If an Obligor is required by law to make a tax deduction from any payment:

(a)	that Obligor shall notify the Facility Agent as soon as it becomes aware of the requirement;

(b)	that Obligor shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each of the Lenders receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

16.3
Evidence of payment of taxes.  Within 30 days after making any tax deduction, the Obligors shall deliver to the Facility Agent documentary evidence satisfactory to the Facility Agent that the tax had been paid to the appropriate taxation authority.

16.4
Exclusion of tax on overall net income.  In this Clause 16 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Lender’s overall net income imposed by a taxing jurisdiction in which such Lender is organized, holds or books the Loan or has a principal place of business.

17           ILLEGALITY, ETC

17.1	Illegality. This Clause 17 applies if a Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for such Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

17.2
Notification and effect of illegality.  On a Lender notifying the Borrowers under Clause 17.1, such Lender’s obligation to make available its Commitment shall terminate; and thereupon or, if later, on the date specified in such Lender’s notice under Clause 17.1 as the date on which the notified event would become effective, the Borrowers shall prepay to such Lender that portion of the Loan then due and payable to such Lender plus all amounts otherwise payable under Clause 7.8.

18           ASSIGNMENTS AND PARTICIPATIONS; CHANGES IN LENDING OFFICE

18.1	Assignment by Borrowers. Except as permitted by Clause 10.2(b), no Borrower may, without the consent of the Majority Lenders:

(a)           transfer any of its rights or obligations under any Finance Document; or

(b)
enter into any merger, de-merger or other reorganization, or carry out any other act, as a result of which any of its rights or liabilities under any Finance Document would vest in, or pass to, another person.

18.2	Assignments by Lender.

(a)
Each Lender may at its own expense and with the consent of the Borrowers, such consent not to be unreasonably withheld, assign to a bank or other entity all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or the Advance(s) owing to it), provided that:

(i)	each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under this Agreement;

(ii)
the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, or shall be an assignment to another Lender or an assignment of all of the assigning Lender’s rights and obligations hereunder;

(iii)	each such assignment shall be to (x) another Lender or a financial Affiliate of the assigning Lender or (y) to an Eligible Assignee;

(v)	at the time of such assignment, no such assignment shall, without the consent of the Borrowers, result in increased liability to the Borrowers under this Agreement; and

(v)
the parties to each such assignment shall execute and deliver to the Facility Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,000 from the assignee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its further obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)	By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)
other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)
such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Obligors or the performance or observance by any of the Obligors of any of its obligations under this Agreement, any other Finance Document or any other instrument or document furnished pursuant hereto or thereto;

(iii)
such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)
such assignee will, independently and without reliance upon the Facility Agent, the Security Trustee or the Payment Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)	such assignee confirms that it is an Eligible Assignee or another Lender or a financial Affiliate of the assigning Lender;

(vi)
such assignee appoints and authorizes the Facility Agent, the Security Trustee and the Payment Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to such party by the terms hereof, together with such powers as are reasonably incidental thereto;

(vii)	such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and

(viii)	such assigning Lender and such assignee represent and warrant that such assignment is not in violation of any applicable laws, including securities laws.

(c)
The Facility Agent shall maintain at its address referred to in Clause 20.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Facility Agent, the Payment Agent, the Security Trustee and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)
Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Facility Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Schedule 4 hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the other Credit Parties.

(e)
Notwithstanding any other provision set forth in this Agreement, any Lender may, at its own expense, at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

18.3
Rights of assignee.  In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of a Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

18.4	Subrogation assignment. A Lender may assign, in any manner and on terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

18.5
Participations.  Each Lender may, at is own expense, without the Borrowers’ consent, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Advance(s) owing to it); provided that:

(i)	such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)	such Lender shall remain the Lender for all purposes of this Agreement;

(iv)
the Borrowers, the Facility Agent, the Payment Agent, the Security Trustee and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v)	no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Finance Document, or any consent to any departure by an Obligor therefrom.

18.6
Disclosure of information.  The Lenders may disclose to a potential assignee or sub-participant any information which the Lenders have received in relation to the Obligors or their affairs under or in connection with any Finance Document, provided that if the information is clearly of a confidential nature the potential assignee or sub-participant shall enter into a confidentiality agreement.

18.7	Change of lending office. A Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)           the date on which the Borrowers receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect;

provided that such change in lending office does not increase the Borrowers’ cost under this Agreement.

19           VARIATIONS AND WAIVERS

19.1	Variations, waivers etc.

(a)
A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or a Credit Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the relevant Obligor(s) and the relevant Credit Party.

(b)
Except as otherwise provided in this Agreement, this Agreement or any term hereof may be amended, modified, waived, discharged or terminated only by an instrument in writing, signed by the Majority Lenders or by the Facility Agent acting with the consent of the Majority Lenders; provided that so long as this Agreement remains in effect or there are any Designated Transactions continuing, no amendment, modification or waiver shall, unless by an instrument signed by all the Lenders or the Swap Banks, or by the Facility Agent acting with the consent of all the Lenders and the Swap Banks:

(i)	increase the Commitment of any Lender, or increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Advance;

(ii)           extend the date fixed for the payment of principal or interest on the Loan;

(iii)	reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder;

(iv)           alter the terms of this Clause 19;

(v)           waive any of the conditions precedent set forth in Clause 8;

(vi)	release any Collateral, except as contemplated in this Agreement or by a Finance Document; or

(vii)           change the definition of the term “Majority Lenders”;

provided further that any amendment of Clause 24 shall require the written consent of the Agent and the Security Trustee.

19.2
Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clause 19.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of a Credit Party (or any person acting on its behalf) shall result in such Credit Party (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)           a provision of this Agreement or another Finance Document; or

(b)           an Event of Default or Potential Event of Default; or

(c)	a breach by an Obligor of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

20           NOTICES

20.1
General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by registered mail (with a copy by fax sent the same day) or by fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

20.2           Addresses for communications.  A notice shall be sent:

(a)           to the Borrowers:                                 c/o TBS International Limited
Suite 306, Commerce Building
One Chancery Lane
Hamilton HM 12, Bermuda
Attention: William J. Carr
Fax: +(441) 295-4957

and

TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, New York 10710
Attention: Ferdinand V. Lepere
Fax: +(914) 779-5230

(b)           to the Guarantor:                                   TBS International Limited
Suite 306, Commerce Building
One Chancery Lane
Hamilton HM 12, Bermuda
Attention: William J. Carr
Fax: +(441) 295-4957

(c)           to the Facility Agent:
and Security Trustee:                          DVB Group Merchant Bank (Asia) Ltd.
77 Robinson Road 30-02
Singapore
Attention: Martijn van Tuyl and/or Gah May Ng
Facsimile: +65 6511 0700

(d)           to the Payment Agent:                        The Governor and Company of the Bank of Ireland
Head Office
Building A3
Lower Baggot Street
Dublin 2, Ireland
Attention: Kimberly Jones
Facsimile: +353 1 611 5411

(e)           to any Swap Bank:                                DVB Bank AG
Friedrich-Ebert-Anlage 2-14
600325 Frankfurt am Main
Federal Republic of Germany
Attention: Manager OP-DD
Facsimile No.: +49 69 97 504 581

The Governor and Company of the Bank of Ireland
Head Office, Building A3
Lower Baggot Street
Dublin 2, Ireland
Attention: Kimberly Jones
Facsimile: +353 1 611 5411

Natixis
Middle Office Shipping
68/76, Quai de la Rapee
75012 Paris
France
Attention: Franck Chambras / Aurélie Robert
Facsimile: +331 5819 3672

With copy to Antoine Saint Olive
Fax: +1 212 354 9095

(f)           to the Arranger:                                     Mount Washington LLC
c/o AER Holding N.V.
Zeelandia Office Park
Kaya W.F.G. Mensing 14
Curacao, Netherlands Antilles
Attention: Asandro Van Aerde
Facsimile: +5999 465 2366

(g)           to any Lender:                                                      At its address listed on Schedule 1 hereto,

or to such other address or addresses as each party may notify the other.

20.3           Effective date of notices.  Subject to Clauses 20.4 and 20.5:

(a)	a notice which is delivered personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by post shall be deemed to be served, and shall take effect, three (3) days after the date of posting; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its successful transmission is completed.

20.4	Service outside business hours. However, if under Clause 20.3 a notice would be deemed to be served:

(a)           on a day which is not a Business Day in the place of receipt; or

(b)           on such a Business Day, but after 5:00 p.m. local time;

the notice shall (subject to Clause 20.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a Business Day.

20.5
Illegible notices.  Clauses 20.3 and 20.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

20.6
Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

20.7	English language. Any notice under or in connection with a Finance Document shall be in English.

20.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

21	GUARANTY

21.1
Guaranty.  In order to induce the Lenders to make the Loan to the Borrowers, and to induce the Swap Banks to enter into Designated Transactions with the Borrowers, the Guarantor hereby guarantees (this “Guaranty”), as a primary obligor and not merely as a surety, the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of the Borrowers now or hereafter existing under this Agreement and any other Finance Document, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”) due or owing to any of the Lenders or the Swap Banks (each, a “Guaranteed Party”), and agrees to pay any and all expenses (including, without limitation, counsel fees and expenses) incurred by a Guaranteed Party, the Security Trustee, the Facility Agent or the Payment Agent in enforcing any rights under this Guaranty.  The obligations of the Guarantor under this Guaranty are in addition to and shall not in any way be prejudiced by any other guaranty or security now or subsequently held by the Guaranteed Parties.  The Guarantor hereby further agrees that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, on first demand, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

21.2
Obligations absolute.  The Guarantor guarantees that the Guaranteed Obligations will be performed and paid to the Guaranteed Parties strictly in accordance with the terms of any applicable agreement, express or implied, of the Borrowers, regardless of any law, regulation or order of any jurisdiction affecting any term of any Guaranteed Obligation or the rights of the Guaranteed Parties with respect thereto, including, without limitation, any law, rule or policy which is now or hereafter promulgated by any governmental authority (including, without limitation, any central bank) or regulatory body any of which may adversely affect the Borrowers’ ability or obligation to make, or right of the Guaranteed Parties to receive, such payments, including, without limitation, any sovereign act or circumstance which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrowers.

21.3	Guaranty Unconditional. The liability of the Guarantor hereunder shall be unconditional irrespective of, and the Guarantor hereby waives any defenses it may assert with respect to:

(a)	any lack of validity or enforceability of any Guaranteed Obligation or agreement or instrument relating thereto;

(b)	any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligation;

(c)	any exchange, release or non-perfection of any other Collateral securing payment of any Guaranteed Obligation;

(d)
any moratorium, bankruptcy, insolvency or other similar law or any other law, regulation or order of any jurisdiction affecting any term of any Guaranteed Obligation or a Guaranteed Party’s rights with respect thereto; or

(e)	any other circumstance which might otherwise constitute a defense available to, or the discharge of, any of the Borrowers, or the Guarantor.

21.4
Waiver of subrogation; Contribution.  Notwithstanding any other provision of this Guaranty, until payment in full of the Guaranteed Obligations in cash after termination of any of the Guaranteed Parties’ commitments with respect thereto:

(a)
the Guarantor hereby irrevocably waives any right to assert, enforce, or otherwise exercise any right of subrogation to any of the rights, security interests, claims, or liens which the Guaranteed Parties have against the Borrowers in respect of the Guaranteed Obligations;

(b)
the Guarantor shall not have any right of recourse, reimbursements, contribution, indemnification, or similar right (by contract or otherwise) against the Borrowers in respect of the Guaranteed Obligations; and

(c)
the Guarantor hereby irrevocably waives any and all of the foregoing rights and also irrevocably waives the benefit of, and any right to participate in, any Collateral or other security given to the Guaranteed Parties to secure payment of the Guaranteed Obligations.

21.5
Subordination.  The Guarantor agrees that, so long as the Borrowers remain under any actual or contingent liability under this Agreement or any other Finance Document, any rights which the Guarantor may have at any time by reason of the performance by the Guarantor of the Guaranteed Obligations to take the benefit (in whole or in part) of any security taken pursuant to this Agreement or any of the other Finance Documents shall be subject and subordinate to the rights of the Guaranteed Parties hereunder and shall be exercised by the Guarantor in such manner and upon such terms as the Guaranteed Parties may require and further agree to hold any monies at any time received by the Guarantor as a result of the exercise of any such rights or otherwise for and on behalf of the Guaranteed Parties for application in or towards payment of any sums at any time owed by the Borrowers under the Agreement or the other Finance Documents.

21.6
Reinstatement.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by a Guaranteed Party.

21.7
Waiver.  The Guarantor waives promptness, diligence and notices with respect to any Guaranteed Obligation and this Guaranty and any requirement that a Guaranteed Party exhaust any right or take any action against the Borrowers or any other entity or any or their property.

21.8           Payments; No Reductions.

(a)	All payments under this Guaranty shall be made in accordance with Clauses 11, 15 and 16 of this Agreement.

(b)	The Guarantor agrees to pay any taxes which arise from any payment made hereunder or from the execution, delivery or registration by such Guarantor of, or otherwise with respect to, this Agreement.

(c)	The Guarantor will indemnify a Guaranteed Party in accordance with Clause 15 upon demand.

(d)
Within 30 days after the date of any payment of taxes, the Guarantor will furnish to each Guaranteed Party at its address for notices, the original or a certified copy of a receipt evidencing payment thereof.  If no taxes are payable in respect of any payment, the Guarantor will furnish to each Guaranteed Party a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to each Guaranteed Party, in either case stating that such payment is exempt from or not subject to taxes.

21.9
Continuing Guarantee.  This Guaranty is a continuing guaranty, is joint and several with any other guarantee given in respect of the Guaranteed Obligations, and shall remain in full force and effect until the later of the termination of any Commitment of the Lenders under this Agreement and the payment in full of the Guaranteed Obligations and all other amounts payable hereunder and shall be binding upon the Guarantor, its successors and permitted assigns.  The obligations of the Guarantor under this Guaranty shall rank pari passu with all other unsecured obligations of the Guarantor.

22           JOINT AND SEVERAL LIABILITY

22.1	General. All liabilities and obligations of the Borrowers under this Agreement shall be joint and several, whether expressed to be so or not.

22.2	No impairment of Borrowers’ obligations. The joint and several liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement or any other Finance Document being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(e)	any combination of the foregoing.

22.3
Principal debtors.  Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the other Finance Documents to which it is a party and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement or the other Finance Documents.

22.4	Subordination. Subject to Clause 22.5, during the Security Period, no Borrower shall:

(a)
claim by way of any legal or administrative action any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or the other Finance Documents, or any matter unconnected with this Agreement or the other Finance Documents; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or any Security Party; or

(e)	exercise or assert any combination of the foregoing.

22.5
Borrowers’ required action.  If during the Security Period, the Security Trustee, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 22.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

23           SUPPLEMENTAL

23.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Credit Parties:

(a)           are cumulative;

(b)           may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

23.2
Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

23.3           Counterparts.  A Finance Document may be executed in any number of counterparts.

24	THE FACILITY AGENT, THE PAYMENT AGENT AND THE SECURITY TRUSTEE

24.1	Appointment and Granting.

(a)
The Facility Agent.  Each Lender and each Swap Bank irrevocably appoints and authorizes the Facility Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Facility Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.

(d)
The Payment Agent.  Each Lender and each Swap Bank irrevocably appoints and authorizes the Payment Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Payment Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.

(c)           The Security Trustee.

(i)
Authorization of Security Trustee.  Each of the Lenders, the Facility Agent, the Payment Agent and the Swap Banks irrevocably appoints and authorizes the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.

(ii)
Granting Clause.  To secure the payment of all sums of money from time to time owing (i) to the Lenders under this Agreement, the Note, and the other Finance Documents in the maximum principal amount of $75,000,000 plus accrued interest thereon and (ii) to the Swap Banks under this Agreement, the Master Agreement and the other Finance Documents in the maximum principal amount of $18,750,000 plus accrued interest thereon, and all other amounts owing to the Lenders, the Facility Agent, the Payment Agent, the Security Trustee or the Swap Banks pursuant to this Agreement, the Notes, the Master Agreements and the other Finance Documents, and the performance of the covenants of the Borrowers and any other obligor herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Lenders, the Facility Agent, the Payment Agent and the Swap Banks, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the lien of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Facility Agent, the Payment Agent, and the Swap Banks and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the Borrowers shall be permitted, to the exclusion of the Security Trustee, to possess and use the Ships.  IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Borrower, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders, the Facility Agent, the Payment Agent and the Swap Banks as hereinafter set forth.

(iii)
Acceptance of Trusts.  The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

24.2
Scope of Duties.  None of the Facility Agent, the Payment Agent, or the Security Trustee (which terms as used in this sentence and in Section 24.5 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates’ officers, directors, employees, agents and attorneys-in-fact): (a) shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender or a Swap Bank; (b) shall be responsible to the Lenders or the Swap Banks for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or for any failure by the Borrowers or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any lien under any of the Finance Documents or for the creation, perfection or priority of any such lien; (c) shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or (d) shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.  Each of the Security Trustee, the Facility Agent and the Payment Agent may employ agents and attorneys-in-fact and none of the Security Trustee, the Facility Agent or the Payment Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Each of the Security Trustee, the Facility Agent and the Payment Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Facility Agent, together with the written consent of the Borrowers to such assignment or transfer.

24.3
Reliance.  Each of the Security Trustee, the Facility Agent and the Payment Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee, the Facility Agent or the Payment Agent, as the case may be.  As to any matters not expressly provided for by this Agreement or any of the Finance Documents, each of the Security Trustee, the Facility Agent and the Payment Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

24.4
Knowledge.  None of the Security Trustee, the Facility Agent or the Payment Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Payment Agent, the non-payment of principal of or interest on the Loan or any Advance) unless each of the Security Trustee, the Facility Agent and the Payment Agent has received notice from a Lender or a Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”.  If the Facility Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Facility Agent shall give prompt notice thereof to the Security Trustee, the Payment Agent, the Swap Banks and the Lenders (and shall give each Lender prompt notice of each such non-payment).  Subject to Section 24.8 hereof, the Security Trustee, the Facility Agent and the Payment Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Majority Lenders, except that, unless and until the Security Trustee, the Facility Agent and the Payment Agent shall have received such directions, each of the Security Trustee, the Facility Agent and the Payment Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Lenders and the Swap Banks.

24.5
Security Trustee, Facility Agent and Payment Agent as Lenders.  Each of the Security Trustee, the Facility Agent and the Payment Agent (and any successor acting as Security Trustee, Facility Agent or Payment Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee, Facility Agent or Payment Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Security Trustee, the Facility Agent and the Payment Agent in their respective individual capacities.  Each of the Security Trustee, the Facility Agent and the Payment Agent (and any successor acting as Security Trustee, Facility Agent and Payment Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with a Borrower and any of its subsidiaries or affiliates as if it were not acting as the Security Trustee, Facility Agent or Payment Agent, as the case may be, and each of the Security Trustee, the Facility Agent and the Payment Agent and their respective affiliates may accept fees and other consideration from such Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

24.6
Indemnification of Security Trustee, Facility Agent and Payment Agent.  The Lenders agree to indemnify each of the Security Trustee, the Facility Agent and the Payment Agent (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrowers under said other provisions, ratably in accordance with the aggregate principal amount of each Lenders’ participation in the Loan), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee, the Facility Agent or the Payment Agent in any way relating to or arising out of this Agreement or any of the Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrowers are to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the party to be indemnified.

24.7
Reliance on Security Trustee, Facility Agent or Payment Agent.  Each Lender agrees that it has, independently and without reliance on the Security Trustee, the Facility Agent or the Payment Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Facility Agent or the Payment Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents.  None of the Security Trustee, the Facility Agent or the Payment Agent shall be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Security Trustee, the Facility Agent or the Payment Agent hereunder, none of the Security Trustee, the Facility Agent or the Payment Agent shall have any duty or responsibility to provide a Lender with any credit or other information concerning the affairs, financial condition or business of the Obligors or any of their respective parents, subsidiaries or affiliates which may come into the possession of the Security Trustee, the Facility Agent or the Payment Agent or any of their respective affiliates.

24.8
Actions by Security Trustee, Facility Agent and Payment Agent.  Except for action expressly required of the Security Trustee, the Facility Agent or the Payment Agent hereunder and under the other Finance Documents, each of the Security Trustee, the Facility Agent and the Payment Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 24.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

24.9
Resignation and Removal.  Subject to the appointment and acceptance of a successor Security Trustee, Facility Agent or Payment Agent (as the case may be) as provided below, each of the Security Trustee, the Facility Agent and the Payment Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers, and the Security Trustee, the Facility Agent or the Payment Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Security Trustee, Facility Agent or Payment Agent, as the case may be, which shall be a Lender, or a Lender with an Affiliate, which has an office in New York, New York.  If no successor Security Trustee, Facility Agent or Payment Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s, Facility Agent’s, or Payment Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee, Facility Agent or Payment Agent, as the case may be, then the retiring Security Trustee, Facility Agent or Payment Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Security Trustee, Facility Agent or Payment Agent, as the case may be, which shall be a Lender, or a Lender with an Affiliate, which has an office in New York, New York.  Upon the acceptance of any appointment as Security Trustee, Facility Agent or Payment Agent hereunder by a successor Security Trustee, Facility Agent or Payment Agent, such successor Security Trustee, Facility Agent or Payment Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee, Facility Agent or Payment Agent, as the case may be, and the retiring Security Trustee, Facility Agent or Payment Agent shall be discharged from its duties and obligations hereunder.  After any retiring Security Trustee’s, Facility Agent’s or Payment Agent’s resignation or removal hereunder as Security Trustee, Facility Agent or Payment Agent, as the case may be, the provisions of this Clause 24 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Security Trustee, Facility Agent or Payment Agent, as the case may be.

24.10
Release of Collateral.  Without the prior written consent of the Lenders and the Swap Banks, none of the Security Trustee, the Facility Agent or the Payment Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders and the Swap Banks release any Collateral or otherwise terminate any lien under the Finance Documents, except that no such consent is required, and each of the Security Trustee, the Facility Agent and the Payment Agent is authorized, to release any lien covering property if the obligations have been paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders and the Swap Banks have consented.

25           LAW AND JURISDICTION

25.1	Governing law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

25.2           Consent to Jurisdiction.

(a)
Each Obligor hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York County and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or any other Finance Document, and each Obligor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or in such Federal court.  Each Obligor hereby irrevocably waives, to the fullest extent that it may effectively do so, any objection it may now or hereafter have to the laying of the venue of any action or proceeding arising out of or relating to this Agreement or any other Finance Document and the defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each Obligor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 20.2.  Each Obligor hereby agrees to appoint Cardillo & Corbett, with offices currently located at 29 Broadway, New York, New York 10006, Attention: Tulio R. Prieto, as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document.  Each Obligor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)
Nothing in this Clause 25.2 shall affect the right of a Credit Party to serve legal process in any other manner permitted by law or affect the right of such person to bring any action or proceeding against an Obligor or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

25.3
Rights unaffected.  Nothing in this Clause 25 shall exclude or limit any right a Credit Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

25.4	Meaning of “proceedings”. In this Clause 25, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

26           WAIVER OF JURY TRIAL

26.1
WAIVER.  THE OBLIGORS AND THE CREDIT PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

27           PATRIOT ACT; OFAC AND BANK SECRECY ACT

27.1
PATRIOT Act Notice.  The Facility Agent hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act and the Credit Parties’ policies and practices, each of the Credit Parties is required to obtain, verify and record certain information and documentation that identifies the Obligors, which information includes the name and address of the Obligors and such other information that will allow the Credit Parties to identify the Obligors in accordance with the PATRIOT ACT.

27.2	OFAC and Bank Secrecy Act.

(a)
Each Obligor shall ensure that no person who owns a controlling interest in or otherwise controls such Obligor or any subsidiary thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury or included in any Executive Orders.

(b)	The Obligors shall not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.

(c)	The Obligors shall comply, and shall cause each of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

28	POSITION OF THE LENDERS AND THE SWAP BANKS

28.1	Interests of Credit Parties several. The rights of the Credit Parties under this Agreement are several.

28.2
Individual Credit Parties’ right of action.  Each Lender and each of the Swap Banks shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement, any Master Agreement or any other Finance Document without joining the Facility Agent, the Security Trustee or any other Credit Party as additional parties in the proceedings, provided that neither any of the Swap Banks nor any Lender may commence proceedings against the Borrowers or any other Obligor in connection with a Finance Document without the prior consent of the Majority Lenders.

28.3
Obligations of Credit Parties several.  The obligations of the Lenders and the Swap Banks under this Agreement are several, and a failure of a Lender or the Swap Banks to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders or the Swap Banks being increased; or

(b)	the Borrowers, any other Obligor, any other Lender or the Swap Banks being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender or the Swap Banks have any responsibility for a failure of another Lender or the Swap Banks (as the case may be) to perform its obligations under this Agreement.

22.4
Swap Pari Passu.  At all times during the Security Period, each of the Swap Banks and the Lender agree that the rights of the Swap Banks under the Master Agreements (including, without limitation, any right of repayment) shall be pari passu with the rights of the Lenders under this Agreement and the other Finance Documents.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]
WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

BEDFORD MARITIME CORP., as Borrower By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact	DVB GROUP MERCHANT BANK (ASIA) LTD., as Lender By: /s/ Evan Cohen Evan Cohen Managing Director
BRIGHTON MARITIME CORP., as Borrower By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact	DVB GROUP MERCHANT BANK (ASIA) LTD., as Facility Agent and Security Trustee By: /s/ Evan Cohen Evan Cohen Managing Director
HARI MARITIME CORP., as Borrower By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as Payment Agent By: /s/ Paul Packard Paul Packard Head of Maritime Industries By: /s/ John O'Dea John O’Dea Senior Manager
PROSPECT NAVIGATION CORP., as Borrower By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact	DVB BANK AG, as Swap Bank By: /s/ Daniel C. Rodgers Daniel C. Rodgers Attorney-in-Fact
HANCOCK NAVIGATION CORP., as Borrower By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as Swap Bank By: /s/ Paul Packard Paul Packard Head of Maritime Industries By: /s/ John O'Dea John O’Dea Senior Manager
COLUMBUS MARITIME CORP., as Borrower By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact	NATIXIS, as Swap Bank By: /s/ Guillaume de Beaucorps Guillaume de Beaucorps Authorized Signatory By: /s/ Franck Chambras Franck Chambras Authorized Signatory
WHITEHALL MARINE TRANSPORT CORP., as Borrower By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact	MOUNT WASHINGTON LLC as Arranger By: /s/ Carol Ann Malinowski Carol Ann Malinowski Attorney-in-Fact
TBS INTERNATIONAL LIMITED, as Guarantor By: /s/ Tara DeMakes Tara DeMakes Attorney-in-Fact:

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender                                                                                                                                Commitment

DVB GROUP MERCHANT BANK (ASIA) LTD.$75,000,000

Lending Office:                                           77 Robinson Road 30-02
Singapore
Attention: Martijn van Tuyl and/or Gah May Ng
Facsimile: +65 6511 0700

Address for Notices:                                           77 Robinson Road 30-02
Singapore
Attention: Martijn van Tuyl and/or Gah May Ng
Facsimile: +65 6511 0700

SCHEDULE 2

DRAWDOWN NOTICE

To:           DVB Group Merchant Bank (Asia) Ltd., as Facility Agent
77 Robinson Road 30-02
Singapore

Date: January [●], 2008

1
We refer to the loan agreement (the “Loan Agreement”) dated as of January 16, 2008 and made between ourselves, as Borrowers, and the other parties named therein in connection with a loan facility of up to the lesser of $75,000,000 and 59% of the aggregate Fair Market Value of the Ships.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2           We request to borrow as follows:

(a)           Amount of the Advance: $[●]

(b)           Expected Drawdown Date: [●]

(c)           Duration of the first Interest Period shall be [●] month(s).

(d)           Payment instructions:  [●]

3           We represent and warrant that:

(a)
the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this Drawdown Notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4           This notice cannot be revoked without your prior consent.

5	We authorize you to deduct any balance of the upfront fee referred to in Clause 14 outstanding on the Expected Drawdown Date from the amount of the Advance.

BEDFORD MARITIME CORP., BRIGHTON MARITIME CORP., HARI MARITIME CORP., PROSPECT NAVIGATION CORP., HANCOCK NAVIGATION CORP., COLUMBUS MARITIME CORP. and WHITEHALL MARINE TRANSPORT CORP. as Borrowers

By:
Name:
Title:

SCHEDULE 3

CONDITIONS PRECEDENT DOCUMENTS

1.	An original of:

(a)
each Finance Document and each document required to be delivered by each Finance Document, each duly executed by each party thereto, and documentary evidence that the Security Interests created by such Finance Documents have been duly perfected;

(b)	each Manager’s Undertaking and each document required to be delivered by each Manager’s Undertaking, each duly executed by each party thereto;

(c)           each Deletion Letter (undated), duly executed by each party thereto; and

(d)
each Deletion Power of Attorney, duly executed in counterparts by each party thereto (and, if executed by any party thereto outside of the Republic of the Philippines, duly consularized before a consulate of the Republic of the Philippines in the jurisdiction of execution).

2.
Copies of the constitutional documents, and each amendment thereto, of each Obligor, certified as of a date reasonably near the date of the relevant Drawdown Notice by the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof.

3.
Copies of certificates dated as of a date reasonably near the date of the Drawdown Notice, certifying that each Obligor is duly incorporated (or formed) and in goodstanding under the laws of such party’s jurisdiction of incorporation (or formation) and, in respect of each Borrower, that such Borrower is duly qualified and in goodstanding as a foreign maritime entity under the law of the Republic of Liberia.

4.	Copies of resolutions of the directors (or equivalent governing body) (and where required, the shareholders or equivalent equity holders) of:

(a)
each Obligor authorizing the execution of each of the Finance Documents to which such Obligor is or is to be a party (and additionally, in the case of each Borrower, the Bareboat Charter and Memorandum of Three Party Agreement to which such Borrower is or is to be a party) and authorizing named officers or attorneys-in-fact to execute such documents and, in the case of the Borrowers, to give the Drawdown Notice and other notices required by the Finance Documents; and

(b)
the relevant Bareboat Charterer and Pacific Rim authorizing the execution of the relevant Bareboat Charter(s) and Memorandum of Three Party Agreement to which it is a party and authorizing named officers or attorneys-in-fact to execute such documents and to give any notices required thereunder, in each case certified as of a date reasonably near the date of the Drawdown Notice by the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof.

5.	The original of any power of attorney under which a Bareboat Charter, Memorandum of Three Party Agreement or any Finance Document is to be executed on behalf of an Obligor.

6.
Copies of all consents which any of the Obligors requires to enter into, or make any payment or perform any of its obligations under or in connection with the transactions contemplated by this Agreement, each certified as of a date reasonably near the date of the relevant Drawdown Notice by the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof, or certification by such president or secretary (or equivalent officer) that no such consents are required.

7.
Copies of each Bareboat Charter and Memorandum of Three Party Agreement, certified as of a date reasonably near the date of the relevant Drawdown Notice by the president or the secretary (or equivalent officer) of the respective Borrower thereto as being a true and correct copy thereof, each Bareboat Charter and Memorandum of Three Party Agreement to be in form and substance acceptable to the Facility Agent.

8.	Documentary evidence that the agent for service of process named in Clause 25.2 has accepted its appointment in respect of the Obligors.

9.
A certificate of each Obligor, signed on behalf of each such party by the president or the secretary (or equivalent officer) of the Guarantor, dated as of the Expected Drawdown Date (the statements made in such certificate shall be true on and as of the Expected Drawdown Date), certifying as to:

(a)	the absence of any proceeding for the dissolution or liquidation of such party;

(b)	the veracity in all material respects of the representations and warranties contained in this Agreement as though made on and as of the Expected Drawdown Date;

(c)
the absence of any material misstatement of fact in any information provided by the Borrowers to the Facility Agent or any Lender and that such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(d)	the absence of any event occurring and continuing, or resulting from the making of the Advance, that constitutes a Potential Event of Default or an Event of Default.

10.           Documentary evidence that:

(a)	[intentionally omitted]

(b)
each Ship has been delivered by the relevant Borrower to the relevant Bareboat Charterer in accordance with all of the terms and conditions of the relevant Bareboat Charter, free and clear of all liens and encumbrances other than the relevant Mortgage, together with a copy of the Protocol of Delivery and Acceptance for such Ship, duly executed by the relevant Borrower and the relevant Bareboat Charterer, certified as of the Expected Drawdown Date by the president or the secretary (or equivalent officer) of the relevant Borrower as being a true and correct copy of the original;

(c)
there is/are no pending dispute(s) or arbitration proceedings arising out of or in connection with a Bareboat Charter or Memorandum of Three Party Agreement (which may be established by a certificate dated as of the Expected Drawdown Date by the president or the secretary (or equivalent officer) of the relevant Borrower);

(d)
each Ship is registered in the name of the relevant Borrower under Liberian registry, free of all recorded liens and encumbrances, save as contemplated by the Finance Documents (which shall be established by a Certificate of Ownership and Encumbrance issued by the appropriate Liberian authorities stating that such Ship is owned by the relevant Borrower and that there are on record no other mortgages, liens or other encumbrances on such Ship except the relevant Mortgage);

(e)
each Mortgage has been preliminarily registered against the relevant Ship as a valid first priority ship mortgage in accordance with the laws of the Republic of Liberia and the Security Interests created by the Finance Documents shall have been duly perfected;

(f)	the Government of the Republic of Liberia has authorized each Ship to be temporarily registered under Philippine flag without loss of Liberian registry;

(g)
each Ship is bareboat registered in the name of the relevant Bareboat Charterer under Philippine bareboat registry, free of all recorded liens and encumbrances, save as contemplated by the Finance Documents (which shall be established by a Certificate of Ownership and Encumbrance (or similar instrument) issued by the Philippine Maritime Industry Authority stating that such Ship is bareboat registered in the name of the relevant Bareboat Charterer and that there are on record no other mortgages, liens or other encumbrances on such Ship except the relevant Mortgage), provided that, with respect to the Mortgage, it shall be acceptable for the relevant Borrower to deliver to the Facility Agent as soon as possible, but in no event later than 60 days, following the Actual Drawdown Date, evidence acceptable to the Facility Agent that the Philippine Maritime Industry Authority has recognized that the existence of the Mortgage with respect such Ship and that such Mortgage is governed by the law of the Republic of Liberia, and has duly noted the same in the Bareboat Registry;

(h)
a cautionary notice of the Mortgage with respect to each Ship has been filed in the Bareboat Registry, such notice to be in form and substance acceptable to the Facility Agent, provided that such notice may be filed as soon as is feasible after the Actual Drawdown Date if such notice cannot be filed on or before the Actual Drawdown Date;

(i)
each Ship is classed with the Classification Society in the highest classification and rating for vessels of the same age and type without any outstanding conditions or recommendations affecting class (other than those for which the time prescribed for curing the condition or recommendation has not passed), which shall be established by a Confirmation of Class Certificate issued by the Classification Society and dated a date reasonably near the Expected Drawdown Date; a “Class Statement” or similar instrument shall not be acceptable for purposes of this clause; and

(j)           each Ship:

(i)	is insured in compliance with the terms of the relevant Mortgage, including mortgagee’s interest insurance;

(ii)	is or will be managed by the Approved Manager in accordance with management agreements acceptable to the Majority Lenders; and

(iii)	has been inspected and found to be in a satisfactory condition by an inspector appointed by the Facility Agent at the cost of the Borrowers.

11.
A certificate by the president or the secretary (or equivalent officer) of each Borrower, or a certificate of the Approved Manager (technical), identifying and giving the address and other communication details of the ISM Responsible Person(s).

12.
Copies of the Document of Compliance and Safety Management Certificate for each Ship referred to in paragraph (a) of the definition of the ISM Code Documentation, certified as true and in effect by the relevant Borrower or the Approved Manager (technical).

13.
Copies of such other ISM Code Documentation as the Facility Agent may have requested by written notice to the Borrowers not later than 2 days before the Expected Drawdown Date, certified as true and complete in all material respects by the Borrowers or the Approved Manager (technical).

14.	Certification by each Borrower or the Approved Manager (technical) that:

(i)	the Ship owned by will maintain for the duration of the Security Period a valid International Ship Security Certificate;

(ii)	the security system of the Ship owned by it and associated security equipment complies with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

(iii)	an approved ship security plan is in place.

15.           A valuation of the aggregate Fair Market Value of the Ships.

16.
A favorable report from an insurance consultant nominated by the Facility Agent confirming that the insurance placed on the Ships is in compliance with the Mortgage thereon (and all costs associated with such report shall be payable by the Borrowers).

17.	A favorable opinion of Watson, Farley & Williams (New York) LLP, New York counsel for the Credit Parties, in form, scope and substance satisfactory to the Credit Parties.

18.	A favorable opinion of Cardillo & Corbett, New York, Liberian and Marshall Islands counsel to the Obligors, in form, scope and substance satisfactory to the Credit Parties.

19.	A favorable opinion of Conyers Dill & Pearman, Bermuda counsel to the Guarantor, in form, scope and substance satisfactory to the Credit Parties.

20.	A favorable opinion of Sycip, Salazar, Hernandez & Gatmaitman, Philippine counsel to the Credit Parties, in form, scope and substance satisfactory to the Credit Parties.

SCHEDULE 4

ASSIGNMENT AND ACCEPTANCE

Dated as of [●]

Reference is made to the Loan Agreement dated as of January 16, 2008 (the “Loan Agreement”) among (i) Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp. and Whitehall Marine Transport Corp. as joint and several Borrowers, (ii) TBS International Limited as Guarantor, (iii) the banks and financial institutions described therein as Lenders, (iv) DVB Group Merchant Bank (Asia) Ltd. as Facility Agent and Security Agent, (v) The Governor and Company of the Bank of Ireland as Payment Agent, (vi) DVB Bank AG, The Governor and Company of the Bank of Ireland  and Natixis as Swap Banks, and (vii) Mount Washington LLC as Arranger.  Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Loan Agreement.

______________________ (the “Assignor”) and ________________________ (the “Assignee”) agree as follows:

1.           As of the Effective Date (defined in Paragraph 4 below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan Agreement which represents the Percentage Interest specified in Section 1 of Annex 1 hereto in the Assignor’s Commitment and the Advance(s) owing to the Assignor.  After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advance owing to the Assignee will be as set forth in Section 2 of Annex 1.

2.           The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement, the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, or any other instrument or document furnished pursuant thereto and (b) the financial condition of the Obligors or the performance or observance by any of the Obligors of any of its obligations under the Loan Agreement or any other instrument or document furnished pursuant thereto.

3.           The Assignee (a) confirms that it has received a copy of the Loan Agreement and the other Finance Documents, together with copies of the financial statements referred to in the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Facility Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (c) appoints and authorizes the Facility Agent, the Security Trustee and the Payment Agent to take such action on its behalf and to exercise such powers under the Loan Agreement as are delegated to such parties by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will be bound by the Loan Agreement and perform in accordance with its terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; and (e) specifies as its address for notices the offices set forth beneath its name on the signature page hereof.

4.           The effective date (the “Effective Date”) for this Assignment and Acceptance shall be the date of acceptance hereof by the Agent, unless a later date is specified in Annex 1 hereto, provided that no Assignment and Acceptance shall be effective until and unless the terms and conditions of Clause 18.2 of the Loan Agreement are complied with.  Following the execution of this Assignment and Acceptance, two counterparts will be promptly delivered by the Assignee to the Facility Agent, and the Facility Agent shall promptly forward a counterpart to the Borrower.

5.           Upon such acceptance and recording, as of the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

6.           Upon such acceptance and recording, from and after the Effective Date, the Payment Agent shall make all payments under the Loan Agreement in respect of the assignment effected hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Effective Date directly between themselves.

7.           This Assignment and Acceptance shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

NAME OF ASSIGNOR                                                                                     NAME OF ASSIGNEE

By: ________________________                                                                                                By: ________________________
Name:                                                                                     Name:
Title:                                                                                     Title:

Address for Notices:
____________________________
____________________________
____________________________
Annex 1
to
Assignment and Acceptance
Dated as of [●]

Section 1

Percentage Interest:

Section 2

Assignee’s Commitment:                                                                           $

Aggregate Outstanding Principal
Amount of Advances owing to
the Assignee:                                                                           $

Section 3

Effective Date:

NAME OF ASSIGNOR

By: _______________________
Name
Title

SCHEDULE 5

FORM OF DELETION LETTER

To:	Maritime Industry Authority
The Republic of the Philippines

Date:

Re:	m.v. “__________________” (the “Ship”)

Dear Sirs:

Please be advised that the Bareboat Charter dated December 5, 2007 made between [●], as Owner, and [●], as Bareboat Charterer, has been terminated.  Accordingly, we request you to forthwith endorse and cause the deletion of the Ship from the Maritime Industry Authority and to cancel forthwith the temporary certificate of the Philippines registry issued in respect of the Ship.

Yours faithfully,

[●], as Owner

By: ______________________________
Name:
Title:

[●], as Bareboat Charterer

By: _____________________________
Name:
Title:

SCHEDULE 6

FORM OF DELETION POWER OF ATTORNEY

IRREVOCABLE POWER OF ATTORNEY

THIS IRREVOCABLE POWER OF ATTORNEY is given and made this ___ day of January 2008 by

(A)            [●], a corporation duly incorporated under the laws of the Republic of The Marshall Islands (the “Owner”), having its registered office at The Trust Company Complex, Ajeltake Island, PO Box 1405, Majuro, Marshall Islands MH96960, and

(B)            [●], a corporation duly organized and validly existing under the laws of the Republic of the Philippines (the “ Charterer”), having its registered office at [2nd Floor, Harbor Center II, South Harbor, Port Area, Manila, Philippines],

IN FAVOR OF

DVB GROUP MERCHANT BANK (ASIA) LTD., a Singapore company, with offices at 77 Robinson Road 30-02 Singapore, and its successors and permitted assigns (the “Attorney”).

PRELIMINARY STATEMENTS:

1.           The Owner is the sole owner of the whole of the of the vessel [●] (the “Ship”), which is duly registered in the name of the Registered Owner under the law and flag of the Republic of Liberia;

2.           Pursuant to the terms and conditions of a Bareboat Charter dated December 5, 2007 (as such may be amended, restated, supplemented, replaced, novated or otherwise modified from time to time, the “Charter”), the Owner demise chartered the Ship to the Charterer;

3.           The Charterer temporarily registered the Ship in its name with the Philippines Registry of Vessels and the Ship is thus dually registered in the name of the Registered Owner under the laws of the Republic of Liberia;and in the name of the Charterer under the laws of the Republic of the Philippines pursuant to Presidential Decree No. 1521, as amended, of the Republic of the Philippines and carries the Philippine flag; and

5.           The Owner and the Charterer desire to appoint an attorney to effect or procure the deletion of the Ship from its temporary registration with the Philippines Registry of Vessels and, for such purpose, to execute and deliver on behalf the Owner and the Charterer or either of them all notices, applications, oaths, affidavits, confirmations, declarations, deeds and other relevant instruments and documents in connection with or relating to the deletion of the Ship from temporary registration of the Republic of the Philippines.

NOW, THEREFORE, the Owner and the Charterer hereby together jointly appoint and each of them hereby severally appoints the Attorney the true and lawful attorney of and for each of the Owner and the Charterer, and the Attorney is hereby authorized, directed and empowered acting singly and with full power to act alone, for and on behalf of each of the Owner and the Charterer, jointly and each of them severally, in the name of the Owner or the Charterer (or in the joint names of the Owner and the Charterer) to do any of the following acts and things:

A.           To notify the Maritime Industry Authority of the Republic of the Philippines and any other relevant authority or body (whether belonging to the government or otherwise) of the Republic of the Philippines that the Charter has been terminated and hence the Ship should be deleted from the temporary registration under Presidential Decree No. 1521, as amended, of the Republic of the Philippines or such other pertinent legislation of the Republic of the Philippines, as the case may be.

B.           To delete, and to effect and procure the deletion of, the Ship from temporary registration under Presidential Decree No. 1521, as amended, of the Republic of the Philippines or such other pertinent legislation of the Republic of the Philippines, as the case may be, and to cause or procure the cancellation of the Temporary Certificate of Philippine Register issued by the Maritime Industry Authority to or in respect of the Ship upon termination of the Charter, including obtaining a deletion certificate from the Maritime Industry Authority.

C.           To complete, sign, date, render perfect and deliver to the Maritime Industry Authority of the Republic of the Philippines and any other relevant authority or body (whether belonging to the government or otherwise) of the Republic of the Philippines all notices, applications, oaths, deeds, declarations, confirmations, affidavits and any other relevant instruments and documents, including, without limitation, any notarial acts, whatsoever that may be required or desirable for the purpose of deleting the Ship from temporary registration under Presidential Decree No. 1521, as amended, or such other pertinent legislation of the Republic of the Philippines, and for the purpose of causing or procuring the cancellation of the Temporary Certificate of Philippine Register issued by the Maritime Industry Authority to or in respect of the Ship, and the execution and delivery by the Attorney of each such instrument and document shall be conclusive evidence of its authority to do so.

D.           To do such other acts, objects, matters and things, and to complete and render perfect all documents and transactions as may be, in the entire discretion of the Attorney, appropriate or necessary for more effectively or expeditiously carrying out the objects and purposes herein authorized or that the Attorney may, for any reason, deem fit to carry out the acts, objects, matters and things more specifically authorized herein.

For the better doing, performing and executing of the acts, objects, matters and things hereinbefore mentioned, the Owner and the Charterer hereby fully jointly grant and each of them severally grants unto the Attorney full power and authority to substitute and appoint in its place, on such terms and at such salary as the Attorney shall think fit, one or more attorney or attorneys to exercise for the Owner and the Charterer as their respective attorney or attorneys any or all of the powers and authorities hereby conferred and to revoke any such appointments from time to time and to substitute or appoint any other or others in the place of such attorney or attorneys as the Attorney shall from time to time deem appropriate.

The Owner and the Charterer hereby jointly ratify and confirm and agree to ratify and confirm, and each of them hereby severally ratifies and confirms and agrees to ratify and confirm, whatsoever the Attorney shall do or purport to do by virtue of these presents.

The Owner and the Charterer hereby further jointly declare, and each of them hereby severally declares, that this Power of Attorney shall be irrevocable indefinitely by virtue thereof and of this Power of Attorney having been given for valuable consideration, the adequacy and receipt of which the Owner and the Charterer hereby jointly acknowledge and each of them severally acknowledges, and by virtue of such Power of Attorney being coupled with an interest, having been granted by way of security for repayment of moneys owing to the Attorney and various secured parties as its principals, and further by reason of this Power of Attorney having been executed for the purposes of protecting the Attorney (as first mortgagee of the Ship for the ratable benefit of such secured parties) and such other secured parties and of enabling the Attorney to foreclose the first mortgage on the Ship granted in favor of the Attorney for the benefit of such secured parties and to enforce and implement the other securities given or delivered to the Attorney for the ratable benefit such secured parties as security for the payment and repayment of monies due or owing to the Attorney or such secured parties.

THIS POWER OF ATTORNEY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Power of Attorney may be executed in counterparts.

IN WITNESS WHEREOF each of the Owner and the Charterer has caused this Power of Attorney to be duly executed and delivered on the day and year first above written.

[●], as Charterer

By: ______________________________
Name:
Title:

[●], as Owner

By: ______________________________
Name:
Title:

(Add proper notarial acknowledgment)

APPENDIX A
FORM OF COMPLIANCE CERTIFICATE

APPENDIX B
FORM OF EARNINGS ASSIGNMENT

APPENDIX C
FORM OF INSURANCE ASSIGNMENT

APPENDIX D
FORM OF MANAGER’S UNDERTAKING

APPENDIX E
FORM OF MORTGAGE

APPENDIX F
FORM OF NOTE